Exhibit 10.6
$500,000,000
CREDIT AGREEMENT
dated as of May 18, 2007,
AS AMENDED AND RESTATED ON JUNE 1, 2007,
among
BEARINGPOINT, INC.
and
BEARINGPOINT, LLC,
as Borrowers,
THE GUARANTORS PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO,
UBS SECURITIES LLC,
as Lead Arranger, Lead Bookmanager, Documentation Agent and Syndication Agent,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Bookmanager,
UBS AG, STAMFORD BRANCH,
as Administrative Agent and Collateral Agent,
and
WELLS FARGO FOOTHILL, LLC
and
UBS AG, STAMFORD BRANCH
as Issuing Banks
Cahill Gordon & Reindel llp
80 Pine Street
New York, NY 10005

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ANNEX

Annex I	Amortization Table
SCHEDULES

Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Guarantors
Schedule 1.01(c)	Existing Letters of Credit
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(b)	Violations or Proceedings
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Environmental Matters
Schedule 3.17	Insurance
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of LC Request
Exhibit H	Form of Lender Addendum
Exhibit I	Form of Note
Exhibit J-2	Form of Perfection Certificate Supplement
Exhibit L	Form of Opinion of Borrowers’ Counsel
Exhibit M	Form of Non-Bank Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 1, 2007, among BearingPoint, Inc., a Delaware corporation (“Parent”), BearingPoint LLC, a Delaware limited liability corporation (“BE LLC” and, together with Parent, the “Borrowers”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), WELLS FARGO FOOTHILL, LLC and UBS AG, STAMFORD BRANCH, each as an issuing bank, and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Banks.
WITNESSETH:
          WHEREAS, Borrowers, the Guarantors, the Lenders, Arranger, Documentation Agent, Syndication Agent and Administrative Agent have previously entered into a Credit Agreement dated as of May 18, 2007 (the “Original Credit Agreement”);
          WHEREAS, Term Loans were made pursuant to the Original Credit Agreement on the Closing Date in an aggregate principal amount equal to $250.0 million and Letters of Credit in an aggregate face amount at any time outstanding not in excess of $150.0 million (or such lesser amount as shall equal the Credit-Linked Deposits at such time) were made available on the Closing Date;
          WHEREAS, the Borrowers have requested additional Term Loans in an aggregate principal amount equal to $50.0 million and availability of additional Letters of Credit in an aggregate face amount at any time outstanding not in excess of $50.0 million (or such lesser amount that, together with all other Letters of Credit issued hereunder, shall equal the Credit-Linked Deposits at such time) to be made available on the Restatement Effective Date; and
          WHEREAS, the proceeds of the Loans are to be used in accordance with Section 5.08.
          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and the Issuing Banks are willing to issue letters of credit for the account of Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

          “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Parent or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that (i) any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Parent or any of its Subsidiaries and (ii) Acquisition Consideration shall exclude any Qualified Capital Stock of Parent.
          “Additional LC Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Credit-Linked Deposit hereunder on the Restatement Effective Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender on the Restatement Effective Date. The initial aggregate amount of the Lenders’ Additional LC Commitments is $50.0 million.
          “Additional Term Loans” shall mean the Term Loans made by the Additional Term Loan Lenders to Borrowers pursuant to Section 2.01.
          “Additional Term Loan Commitment” shall mean, with respect to each Additional Term Loan Lender, the commitment, if any, of such Additional Term Loan Lender to make an Additional Term Loan hereunder on the Restatement Effective Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Additional Term Loan Lender on the Restatement Effective Date. The aggregate amount of the Lenders’ Additional Term Loan Commitments as of the Restatement Effective Date is $50.0 million.
          “Additional Term Loan Lender” shall mean each Lender that has an Additional Term Loan Commitment or is the holder of an Additional Term Loan.
          “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.
          “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.
          “Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean either of them.
          “Agreement” shall have the meaning assigned to such term in the preamble hereto.
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
          “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.19.
          “Applicable Margin” shall mean, (a) with respect to any Term Loan, (i) prior to the Restatement Effective Date, 3.00% per annum in the case of an ABR Loan and 4.00% per annum in the case of a Eurodollar Loan and (ii) on and after the Restatement Effective Date, 2.50% per annum in the case of an ABR Loan and 3.50% per annum in the case of a Eurodollar Loan and (b) with respect to any LC Loan and the LC Facility Fee, 4.00% per annum.
          “Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Loans and Commitments represented by such Lender’s Loans and Commitments.
          “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arranger” shall have the meaning assigned to such term in the preamble hereto.
          “Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Parent or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Parent, in each case, to any person other than (i) either Borrower, (ii) any Guarantor or (iii) any other Subsidiary (so long as, in the case of such a conveyance, sale, lease, sublease, assignment, transfer or other disposition or issuance within the meaning of this clause (iii) from a Loan Party to a Subsidiary that is not a Loan Party, to the extent that the consideration in respect thereof is less than the fair market value of the applicable property conveyed, sold, leased, subleased, accepted, transferred, disposed of or issued, such transaction shall constitute an Investment subject to Section 6.04 hereof); provided that a conversion of Structured Securities into, or an exchange of Struc-

tured Securities for, Equity Interests in a Subject Subsidiary shall not constitute an Asset Sale and (x) shall not give rise to any mandatory prepayment under Section 2.10(b) and (y) shall not be taken into account in determining compliance with Section 6.06.
          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Parent’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).
          “Available Amount” shall mean, at any time, the Cumulative Retained Excess Cash Flow at such time plus (x) the aggregate Net Cash Proceeds of all Qualified Capital Stock Issuances (other than Structured Securities Issuances) on or after the Closing Date through such time minus (y) all prepayments and cash collateralizations that are or shall be required by Section 2.10(d) with respect to such Qualified Capital Stock Issuances minus (z) the sum of (i) the aggregate amount expended on all Dividends made on or after the Closing Date and prior to such time pursuant to Section 6.08(f) (ii) the aggregate amount expended on all Investments made on or after the Closing Date and prior to such time pursuant to Section 6.04(r), (iii) the aggregate amount expended on all Acquisitions made on or after the Closing Date and prior to such time pursuant to Section 6.07(e) and (iv) the aggregate amount expended on all redemptions, repurchases and repayments of Debentures made on or after the Closing Date and prior to such time pursuant to Section 6.10(a)(ii).
          “Barents Group Loans” shall mean loans aggregating $8,000,000 in principal amount plus accrued interest and relating to the issuance by Parent on February 16, 2000, of stock awards aggregating 297,317 shares of its common stock to certain employees as part of the separation of KPMG’s consulting business, which loans were made to the grantees of Parent stock for the payment of individual income taxes related to such stock awards and which loans are secured by such shares of Parent stock.
          “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Borrowers” shall have the meaning assigned to such term in the preamble hereto, and a “Borrower” shall mean either of the Borrowers.
          “Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

          “Borrowing Request” shall mean a request by Parent in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.
          “Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Parent and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(e) and (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Equivalents” shall mean any of the following types of Investments:
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof; provided that the full faith and credit of the United States is pledged in support thereof;
     (b) time deposits with, or certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender that offers such deposits or certificates of deposit in the ordinary course of its business or (ii) (A) is a commercial banking institution (including US branches of foreign banking institutions) that is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $500,000,000, in each case any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition thereof by such person; and

     (c) commercial paper which is rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;
     (d) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
     (e) repurchase agreements which (i) are entered into with any entity referred to in clause (b) above or any other financial institution whose unsecured long-term debt (or the unsecured long-term debt of whose bolding company) is rated at least A- or better by S&P or A3 or better by Moody’s and maturing not more than one year after such time and (ii) are secured by a fully perfected security interest in securities of the type referred to in clause (a) above that have a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;
     (f) any money market or similar fund substantially all of the assets of which are comprised of any of the items specified in clauses (a) through (e) above and as to which withdrawals are permitted at least every 90 days; or
     (g) in the case of any Subsidiary organized or doing business outside the United States, investments denominated in dollars, euros, British pounds sterling or the currency of the jurisdiction in which such Subsidiary is organized or does business which are similar to the items specified in clauses (a) through (f) above.
          “Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) gross interest income of Parent and its Subsidiaries for such period.
          “Cash Transfer” shall have the meaning assigned to such term in Section 6.04(o).
          “Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Parent or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.
          “CFC” shall mean a controlled foreign corporation as defined in Section 957(a) of the Code.

          “CFC Holding Company” shall mean a Subsidiary (a) that owns Equity Interests in a CFC, (b) substantially all of whose assets consist of Equity interests in CFCs and (c) that was organized for the principal purposes of holding such Equity Interests.
          A “Change in Control” shall be deemed to have occurred if:
     (a) at any time a change of control occurs under any Material Indebtedness;
     (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Parent representing more than 30% of the voting power of the total outstanding Voting Stock of Parent; or
     (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election to such board of directors or whose nomination for election was approved by a vote of a majority of the members of the board of directors of Parent, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Parent; or
     (d) Parent shall cease at any time to own 100% of the outstanding membership interests of BE LLC, other than through a merger of the two entities in which Parent is the surviving entity.
          For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Charges” shall have the meaning assigned to such term in Section 10.14.
          “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are LC Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is an LC Commitment or Term Loan Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.
          “Closing Date” shall mean May 18, 2007.
          “Code” shall mean the Internal Revenue Code of 1986.

          “Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.
          “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.
          “Commitment” shall mean, with respect to any Lender, such Lender’s LC Commitment or Term Loan Commitment.
          “Companies” shall mean Parent and its Subsidiaries; and “Company” shall mean any one of them.
          “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
          “Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of April 2007.
          “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Parent and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.
          “Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Indebtedness) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
          “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Parent only if a corresponding amount would be permitted at the date of determination to be distributed to Parent by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders):
     (a) Consolidated Interest Expense for such period,
     (b) Consolidated Amortization Expense for such period,
     (c) Consolidated Depreciation Expense for such period,

     (d) Consolidated Tax Expense for such period,
     (e) costs and expenses directly incurred in connection with the Transactions, and
     (f) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and
(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.
          “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Parent and its Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by Parent or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Parent or any of its Subsidiaries for such period;
     (d) cash contributions to any employee stock ownership plan or similar trust made by Parent or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Parent or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;
     (e) all interest paid or payable with respect to discontinued operations of Parent or any of its Subsidiaries for such period;
     (f) the interest portion of any deferred payment obligations of Parent or any of its Subsidiaries for such period;
     (g) all interest on any Indebtedness of Parent or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;
provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.
          “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

     (a) the net income (or loss) of any person (other than a Subsidiary of Parent) in which any person other than Parent and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Parent or (subject to clause (b) below) any of its Subsidiaries during such period;
     (b) the net income of any Subsidiary of either Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except Parent’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;
     (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Parent or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Parent or any of its Subsidiaries;
     (d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;
     (e) earnings resulting from any reappraisal, revaluation or write-up of assets;
     (f) unrealized gains and losses with respect to Hedging Obligations for such period; and
     (g) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Parent or any of its Subsidiaries during such period.
     For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.
          “Consolidated Tax Expense” shall mean, for any period, the tax expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Control Agreement” shall have the meaning assigned to such term in the Security Agreement.
          “Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Banks.
          “Credit-Linked Deposit” shall mean, in respect of each LC Lender, (i) the cash deposit made by such LC Lender on the Closing Date pursuant to Section 2.17(a) of the Original Credit Agreement in respect of its Existing LC Commitment plus (ii) the cash deposit made by such LC Lender on the Restatement Effective Date pursuant to Section 2.17(a) of this Agreement in respect of its Additional LC Commitment, as such amount may be (A) reduced from time to time pursuant to Section 2.07(b) or (B) reduced or increased from time to time pursuant to assignments by or to such LC Lender pursuant to Section 10.04. On the Restatement Effective Date, the amount of each LC Lender’s Credit-Linked Deposit shall be equal to the amount of its LC Commitment, subject to adjustment as set forth in the previous sentence.
          “Credit-Linked Deposit Account” shall mean the operating and/or investment account of, and established by, the Administrative Agent under its exclusive dominion and control that shall be used for the purposes set forth herein.
          “Credit-Linked Deposit Cost Amount” shall mean an amount equal to 12.5 basis points.
          “Cumulative Retained Excess Cash Flow” shall mean, at any time, (a) the aggregate amount of Excess Cash Flow generated in each Excess Cash Flow Period that shall have been completed at or prior to such time (provided that at any time that any deliveries required by Section 5.01(a) or 5.01(d)(i)(B) are not made when due (whether or not the failure to make any such deliveries then results in a Default or an Event of Default), the Excess Cash Flow generated in any portion of the fiscal year to which such deliveries under Section 5.01(a) relate shall not be included in Cumulative Retained Excess Cash Flow until such deliveries are made in accordance with such Sections) minus (b) all prepayments and cash collateralizations that are or shall be required by Section 2.10(f) with respect to such Excess Cash Flow generated in all such completed Excess Cash Flow Periods; provided that in no event shall the aggregate Cumulative Retained Excess Cash Flow exceed $35.0 million during the term of this Agreement.
          “Debentures” shall mean, collectively, Parent’s (a) $250.0 million of 2.50% Series A Convertible Subordinated Debentures, (b) $200.0 million of 2.75% Series B Convertible Subordinated

Debentures, (c) $200.0 million of 5.0% Convertible Senior Subordinated Debentures and (d) $40.0 million of 0.50% Convertible Senior Subordinated Debentures.
          “Debenture Documents” shall mean (a) the Indenture dated as of December 22, 2004 by and between Parent and The Bank of New York, as trustee; (b) the First Supplemental Indenture dated as of November 7, 2006 between Parent and The Bank of New York, as trustee; (c) the Indenture dated as of April 27, 2005 by and between Parent and the Bank of New York, as trustee; (d) the First Supplemental Indenture, dated as of November 2, 2006, between Parent and The Bank of New York, as trustee; and (e) the Debentures and all other documents executed and delivered with respect to the Debentures.
          “Debt Issuance” shall mean the incurrence by Parent or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01 (excluding Section 6.01(e)).
          “Default” shall mean any event, occurrence or condition which constitutes, or upon notice, lapse of time or both would constitute, an Event of Default; provided that no event referred to in Section 8.01(f) shall constitute a Default prior to October 31, 2008.
          “Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
          “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
          “Disqualified Capital Stock Issuance” shall mean the issuance by Parent or any of its Subsidiaries of Disqualified Capital Stock after the Closing Date.
          “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).
          “Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.
          “dollars” or “$” shall mean lawful money of the United States.

          “Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.
          “Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender, (iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Parent (such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Parent shall be required during the continuance of an Event of Default or prior to the completion of the Successful Syndication and (y) “Eligible Assignee” shall not include Parent or any of its Affiliates or Subsidiaries or any natural person.
          “Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata.
          “Environmental Claim” shall mean any claim, notice, demand, order, action, suit or proceeding alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment caused by such Release.
          “Environmental Law” shall mean any and all present and, for purposes of Section 5.09 only, future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements of any Governmental Authority, and the common law, in each case, relating to protection of the Environment, the Release or threatened Release of hazardous material, natural resources or the effect of hazardous materials on occupational safety or health.
          “Environmental Permit” shall mean any permit, license, approval, registration, notification, consent or other authorization required by or from a Governmental Authority under Environmental Law.
          “Equipment” shall have the meaning assigned to such term in the Security Agreement.
          “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued thereafter, but excluding debt securities convertible or exchangeable into such equity.
          “Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Parent after the Closing Date of any Equity Interests in Parent (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Parent; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance, Structured Securities Issuance or Debt Issuance, (y) any such sale or issuance by Parent of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Company.

          “ERISA” shall mean the Employee Retirement Income Security Act. of 1974.
          “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Section 8.01.
          “Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:
     (a) Cash Interest Expense for such Excess Cash Flow Period;
     (b) any repayment or prepayment of Indebtedness of Parent or any of its Subsidiaries (other than any prepayments or reductions referred to in Section 2.10(f)(B)) during such Excess Cash Flow Period other than to the extent such repayment or prepayment is funded with the proceeds of other Indebtedness;
     (c) Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered) that are paid in cash;

     (d) Capital Expenditures that Parent or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that Parent shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Parent and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;
     (e) the aggregate amount of expenditures made in cash during such period pursuant to Sections 6.04(t) and 6.07(d);
     (f) taxes of Parent and its Subsidiaries that are payable in cash on a current basis in respect of such Excess Cash Flow Period;
     (g) the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period; and
     (h) to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Parent or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;
provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:
     (i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period (or the beginning of the Excess Cash Flow Period in the case of the first Excess Cash Flow Period) over the amount of Net Working Capital at the end of such Excess Cash Flow Period;
     (ii) all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);
     (iii) to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Parent provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificate; and
     (iv) to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by Parent or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period.
          “Excess Cash Flow Period” shall mean (i) if, but only if, Parent so elects, in its sole discretion, on or prior to the date it delivers the audited financial statements for its 2007 fiscal year pursuant to Section 5.01(a), the period taken as one accounting period from July 1, 2007 and ending on December 31, 2007 and (ii) regardless of whether Parent has made the election described in clause (i) above, each fiscal year of Parent thereafter.

          “Excess LC Loan Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(g).
          “Excess Term Loan Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(g).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excluded Company” shall mean an Excluded Foreign Company, an Immaterial Subsidiary or a Special Purpose Subsidiary.
          “Excluded Foreign Company” shall mean (a) a CFC or (b) a CFC Holding Company.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of either Borrower hereunder, (a) taxes imposed on or measured by its net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Parent under Section 2.16; or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e).
          “Executive Order” shall have the meaning assigned to such term in Section 3.19.
          “Existing LC Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to have made a Credit-Linked Deposit hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender on the Closing Date. The initial aggregate amount of the Existing LC Commitments is $150.0 million.
          “Existing Letter of Credit” shall mean each letter of credit listed on Schedule 1.01(c).
          “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
          “Existing Term Loan” shall mean the term loans made by the Lenders to Borrower on the Closing Date. Each Existing Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.
          “Existing Term Loan Lender” shall mean each Lender that is the holder of an Existing Term Loan.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          “Fee Letter” shall mean the Amended and Restated Credit Facilities Fee Letter, dated April 20, 2007, among Parent, UBS Loan Finance LLC, UBS Securities LLC and Morgan Stanley Senior Funding, Inc.
          “Fees” shall mean the Administrative Agent Fees, the LC Facility Fee and the Fronting Fees.
          “Financial Officer” of any person shall mean the chief financial officer, chief accounting officer, treasurer or controller of such person.
          “Foreign Lender” shall mean any Lender that is not, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.
          “Foreign Plan” shall mean any “defined benefit plan” as such term is defined in Section 3(35) of ERISA, whether or not such defined benefit plan is subject to ERISA or the Code, maintained or contributed to by any Company with respect to employees employed outside the United States
          “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
          “Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).
          “Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
          “Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification to the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release of Hazardous Materials in or into the Environment, or the use, disposal or handling of Hazardous Material on, at or under the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
          “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

          “Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.
          “Guarantors” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10.
          “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, in each case which is subject to regulation or which can give rise to liability under any Environmental Laws.
          “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
          “Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
          “Immaterial Subsidiary” shall mean, at any time, any Subsidiary of Parent whose consolidated total assets shall be less than $2.0 million as of the date of the latest financial statements most recently delivered pursuant to Section 4.01(e) of the Original Credit Agreement or Section 5.01(a) or 5.01(b); provided that all Immaterial Subsidiaries taken together shall not have consolidated assets of more than $10.0 million in the aggregate as of the date of the latest financial statements most recently delivered pursuant to Section 4.01(e) of the Original Credit Agreement or Section 5.01(a) or 5.01(b), and all Subsidiaries that would otherwise be Immaterial Subsidiaries but for such $10.0 million limitation shall not be considered Immaterial Subsidiaries.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable, accrued obligations and deferred compensation of officers, directors and employees, in each case incurred in the ordinary course of business on normal trade terms); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
          “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

          “Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).
          “Information” shall have the meaning assigned to such term in Section 10.12.
          “Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).
          “Interest Election Request” shall mean a request by Parent to convert or continue a Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Loan, the Maturity Date and (d) as to any Credit-Linked Deposit, the last day of each Interest Period therefor or the date of any return thereof.
          “Interest Period” shall mean (i) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Parent may elect and (ii) (x) (A) as to the Credit-Linked Deposits made on the Closing Date, for the first Interest Period hereunder, the period commencing on the Closing Date and ending on the next succeeding day thereafter that is the last Business Day of March, June, September or December and (B) as to the Credit-Linked Deposits made on the Restatement Effective Date, for the first Interest Period hereunder, the period commencing on the Restatement Effective Date and ending on the next succeeding day thereafter that is the last Business Day of March, June, September or December and (y) in each case thereafter, the period commencing on the last day of the preceding Interest Period and ending on the next succeeding day thereafter that is the last Business Day of March, June, September or December; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) (x) the initial Interest Period in respect of the Eurodollar Term Borrowing made on the Closing Date shall commence on the Closing Date and (y) the initial Interest Period in respect of the Eurodollar Term Borrowing made on the Restatement Effective Date shall commence on the Restatement Effective Date, and in each case shall end on the last Business Day of June 2007. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Investments” shall have the meaning assigned to such term in Section 6.04.
          “Issuing Bank” shall mean, as the context may require, (a) Wells Fargo Foothill, LLC, acting through and as the agent for its affiliate Wells Fargo Bank, N.A., in its capacity as an issuer of Letters of Credit issued (or deemed issued) by it on and after the Closing Date, and amendments, renewals and extensions thereof, UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued (or deemed issued) by it on and after the Closing Date, and amendments, renewals and extensions thereof; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(i) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

          “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.
          “LC Availability Period” shall mean the period from and including the Closing Date to but excluding the fifteenth day prior to the Maturity Date.
          “LC Commitment” shall mean, with respect to each Lender, such Lender’s Existing LC Commitment plus such Lender’s Additional LC Commitment, and to (a) make LC Loans pursuant to Section 2.18(e)(ii) and (b) purchase participations in LC Obligations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount of its Credit-Linked Deposit, as each may be (i) reduced from time to time pursuant to Section 2.07(b) and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.
          “LC Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a drawing under a Letter of Credit.
          “LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any LC Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
          “LC Facility” shall mean, at any time, the aggregate amount of the LC Lenders’ LC Commitments at such time.
          “LC Facility Fee” has the meaning assigned to such term in Section 2.05(b).
          “LC Lender” shall mean a Lender with an LC Commitment or an outstanding Credit-Linked Deposit or an LC Loan.
          “LC Loans” has the meaning assigned to such term in Section 2.18(e)(ii). Each LC Loan shall be either an ABR Loan or a Eurodollar Loan.
          “LC Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Reimbursement Obligations plus the aggregate principal amount of all outstanding LC Loans. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.18.
          “LC Request” shall mean a request by Parent in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Administrative Agent.
          “Lender Addendum” shall mean (a) with respect to any Lender on the Closing Date, the lender addendum executed and delivered by such Lender on the Closing Date and (b) with respect to any Lender on the Restatement Effective Date, a lender addendum in the form of Exhibit H, to be executed and delivered by such Lender on the Restatement Effective Date as provided in Section 10.15.
          “Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.

          “Letter of Credit” shall mean any letter of credit, issued, to be issued or deemed issued by an Issuing Bank for the account of Parent or any of its Subsidiaries pursuant to Section 2.18.
          “Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Maturity Date.
          “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “LIBOR Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.
          “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, charge, assignment, hypothecation, security interest or encumbrance of any kind, in each of the foregoing cases whether voluntary or imposed by law, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), and the Security Documents and, solely for purposes of Sections 8.01(e), 10.05 and 10.06, the Fee Letter.
          “Loan Parties” shall mean Borrowers and the Guarantors.
          “Loans” shall mean Term Loans and any LC Loans made by the Lenders to Borrowers pursuant to Section 2.18(e)(ii). Each Loan shall be either an ABR Loan or a Eurodollar Loan.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a material adverse effect on the business, results of operations, condition, financial or otherwise, assets or liabilities of Parent and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document or (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document.
          “Material Indebtedness” shall mean (a) Indebtedness under any of the Debentures and (b) any other Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Parent or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $20.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

          “Maturity Date” shall mean the fifth anniversary of the Closing Date (or if such anniversary is not a Business Day, the next Business Day after such anniversary).
          “Maximum Rate” shall have the meaning assigned to such term in Section 10.14.
          “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
          “Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(c).
          “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
          “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Parent or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Parent or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Parent’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Parent or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Parent’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within one year of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within one year of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds; (v) in the case of any such proceeds received by a Foreign Subsidiary, any taxes payable upon the repatriation of such proceeds to the United States; and (vi) in the case of any such proceeds received by any Subsidiary that is not a Wholly-Owned subsidiary, the portion of such proceeds attributable to the minority interests in such Subsidiary;
     (b) with respect to any Debt Issuance, any Structured Securities Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Parent or any of its Subsidiaries, the cash proceeds thereof, net of (i) fees, commissions, costs and other expenses incurred in connection therewith, (ii) in the case of any such proceeds received by a Foreign Subsidiary, any taxes payable upon the repatriation of such proceeds to the United States and (iii) in the case of any such proceeds received by any Subsidiary that is not a Wholly-Owned subsidiary, the portion of such proceeds attributable to the minority interests in such Subsidiary; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event, (ii) in the case of any such proceeds received by a Foreign Subsidiary, any taxes payable upon the repatriation of such proceeds to the United States and (iii) in the case of any such proceeds received by any Subsidiary that is not a Wholly-Owned subsidiary, the portion of such proceeds attributable to the minority interests in such Subsidiary.
          “Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.
          “Notes” shall mean any notes evidencing the Term Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit I.
          “Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents. All Obligations of Borrowers hereunder and under each other Loan Document shall be the joint and several obligations of each Borrower.
          “OFAC” shall have the meaning assigned to such term in Section 3.19(b)(v).
          “Officers’ Certificate” shall mean a certificate executed by the chairman of the board of directors (if an officer), the chief executive officer, the president or one of the Financial Officers, each in his or her official (and not individual) capacity.
          “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the articles or certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
          “Original Credit Agreement” shall have the meaning assigned to such term in the preamble hereto.

          “Original Lender” shall mean each “Lender” (as defined in the Original Credit Agreement) party to the Original Credit Agreement immediately prior to the Restatement Effective Date.
          “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Parent” shall have the meaning assigned to such term in the preamble hereto.
          “Participant” shall have the meaning assigned to such term in Section 10.04(d).
          “Patriot Act” shall have the meaning assigned to such term in Section 4.01(h).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Perfection Certificate” shall mean the perfection certificate dated the Closing Date, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
          “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit J-2 or any other form approved by the Collateral Agent.
          “Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect such transaction; provided that each of the following conditions shall be met:
     (i) no Default then exists or would result therefrom;
     (ii) unless expressly approved by the Administrative Agent, the person or business to be acquired shall have generated positive cash flow for the last four (or fewer quarters, if four are not available) quarter period for which financial statements are available most recently ended prior to the date of consummation of such acquisition;
     (iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Subsidiaries are permitted to be engaged in under Section 6.14;
     (iv) the board of directors or other governing body of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (v) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
     (vi) with respect to any transaction involving Acquisition Consideration of $5.0 million unless the Administrative Agent shall otherwise agree, Parent shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Parent after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders; and
     (vii) the Acquisition Consideration for such acquisition shall not exceed $2.5 million and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $5.0 million.
          “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
          “Permitted Subordinated Debt” shall mean Subordinated Indebtedness of Parent that (i) by its terms is subordinated in right of payment to the Obligations to the same or a greater extent than the Debentures are subordinated to such Obligations and (ii) shall not mature, shall not require any cash payments of principal or interest, and shall not be subject to mandatory redemption or repurchase or redemption or repurchase of the option of the holder thereof, in each case prior to the first anniversary of the Maturity Date.
          “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
          “Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether outstanding on the Closing Date or issued thereafter.
          “Preferred Stock Issuance” shall mean the issuance or sale by Parent or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than as permitted by Section 6.01).
          “Pro Rata Percentage” of any LC Lender at any time shall mean the percentage of the total Credit-Linked Deposits and LC Loans of all LC Lenders represented by such LC Lender’s Credit-Linked Deposit and LC Loans.
          “property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
          “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of (a) Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness (and any refinancing referred to in clause (b)) does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be and (b) any refinancing thereof.
          “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
          “Qualified Capital Stock Issuance” shall mean the issuance by Parent of Qualified Capital Stock of Parent after the Closing Date.
          “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
          “Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding Indebtedness listed on Schedule 1.01(a) of Parent or any of its Subsidiaries.
          “Register” shall have the meaning assigned to such term in Section 10.04(c).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Reimbursement Obligations” shall mean Borrowers’ obligations under Section 2.18(e) to reimburse LC Disbursements.
          “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
          “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
          “Requesting Lender” shall have the meaning assigned to such term in Section 2.16(b).
          “Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding and (ii) with respect to LC Loans or Credit-Linked Deposits, Required LC Lenders.

          “Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans and Credit-Linked Deposits outstanding.
          “Required LC Lenders” shall mean Lenders having more than 50% of the sum of all LC Loans and Credit-Linked Deposits outstanding.
          “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.
          “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
          “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
          “Restatement Effective Date” shall mean the date on which this Agreement becomes effective pursuant to Section 4.01.
          “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
          “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.
          “Scheduled Repayment Date” shall have the meaning assigned to such term in Section 2.09.
          “Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.
          “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.
          “Securities Act” shall mean the Securities Act of 1933.

          “Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.
          “Security Agreement” shall mean the Security Agreement dated the Closing Date among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.
          “Security Agreement Collateral” shall mean all property in which a security interest is granted pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.
          “Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local law to grant a security interest in any property as collateral for the Secured Obligations and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.
          “Special Purpose Subsidiary” shall mean a Subsidiary of Parent with respect to which the board of directors of Parent determines that the principal business in which such Subsidiary engages, or reasonably expects to engage, prohibits such Subsidiary from being a Guarantor; provided that Investments shall only be permitted to be made in such Subsidiary to the extent permitted by Section 6.04.
          “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.
          “Structured Securities” shall mean any Permitted Subordinated Indebtedness incurred by Parent or Preferred Stock issued by Parent that constitutes Qualified Capital Stock of Parent, in each case that is convertible into or exchangeable for Equity Interests of a Subsidiary of Parent (a “Subject Subsidiary”) in conjunction with a transaction in which such Subject Subsidiary ceases to be a Subsidiary; provided that (a) any such Preferred Stock shall not require that dividends be paid in cash prior to the first anniversary of the Maturity Date and (b) the conversion or exchange rate at which the principal amount or liquidation preference of, and accrued and unpaid interest or dividends, or accreted discount, on, such Indebtedness or Preferred Stock shall be converted into or exchanged for such Equity Interests shall be based on a value per share determined by the board of directors of Parent to reflect the fair market value of such Subject Subsidiary or by a method determined by such board of directors to be a reasonable basis for determining such fair market value; provided further that the aggregate principal or accreted amount or liquidation preference (without regard to any Structured Securities issued in respect of accrued and unpaid interest or dividends or any accretion of original issue discount) of Structured Securities outstanding at any time shall not exceed $150.0 million.
          “Structured Securities Issuance” shall mean the issuance of Structured Securities after the Closing Date.
          “Subject Subsidiary” shall have the meaning assigned to such term in the definition of Structured Securities.

          “Subordinated Indebtedness” shall mean the Debentures and any other Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan Party.
          “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
          “Successful Syndication” has the meaning assigned to such term in the Fee Letter.
          “Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
          “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
          “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Borrowing” shall mean a Borrowing comprised of Term Loans.
          “Term Loan Commitment” shall mean, (x) with respect to each Existing Term Loan Lender, the commitment, if any, of such Existing Term Loan Lender to have made an Existing Term Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender on the Closing Date or (y) with respect to each Additional Term Loan Lender on the Restatement Effective Date, the commitment, if any, of such Additional Term Loan Lender to make an Additional Term Loan hereunder on the Restatement Effective Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender on the Restatement Effective Date, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. Prior to the Restatement Effective Date, the initial aggregate amount of the Lenders’ Term Loan Commitments shall be $250.0 million and, on and after the Restatement Effective Date, the initial aggregate amount of the Lenders’ Term Loan Commitments shall be $300.0 million
          “Term Loan Lender” shall mean the Existing Term Loan Lenders and the Additional Term Loan Lenders.
          “Term Loans” shall mean the Existing Term Loans and the Additional Term Loans.
          “Transactions” shall have the meaning assigned to such term in the Original Credit Agreement.

          “Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
          “Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.
          “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
          “United States” shall mean the United States of America.
          “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
          “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing” “Borrowing of LC Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).
          SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless stated otherwise or the context otherwise requires, all references herein to Exhibits and Schedules shall be construed to refer to Exhibits and Schedules to the Original Credit Agreement and all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) references to agreements and other obligations of the Borrowers shall be construed as referring to the joint and several obligations of the Borrowers.
          SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time.
          SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
          SECTION 1.06 Effect of This Agreement on the Original Credit Agreement and the Other Loan Documents. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in Section 4.01, this Agreement shall be binding on Borrowers, the Agents, the Lenders and the other parties hereto and the provisions of the Original Credit Agreement shall be replaced by the provisions of this Agreement; provided that (i) all Loans, Letters of Credit, Credit-Linked Deposits or other Credit Extensions outstanding under the Original Credit Agreement shall continue as Loans, Letters of Credit, Credit-Linked Deposits or other Credit Extensions, as applicable, under this Agreement (and, in the case of Eurodollar Loans, with the same Interest Periods as were applicable to such Eurodollar Loans immediately prior to the Restatement Effective Date), (ii) all amounts owing by the Borrowers under the Original Credit Agreement to any person in respect of accrued and unpaid interest and fees on the Loans, Commitments, Credit-Linked Deposits and Letters of Credit shall continue to be due and owing on such Loans, Commitments, Credit-Linked Deposits and Letters of Credit under this Agreement and (iii) any person entitled to the benefits of Article III or Section 11.03 of the Original Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement. Upon the effectiveness of this Agreement in accordance with Section 4.01, each Loan Document that was in effect immediately prior to the Restatement Effective Date and each certificate or other document that was delivered under the Original Credit Agreement on or prior to the Closing Date shall continue to be effective and, unless the context otherwise requires, any reference to the Original Credit Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Term Loans shall be deemed to refer to the Existing Term Loans and the Additional Term Loans. By delivering a signature page to this Credit Agreement, the Original Lender consents to the amendment and restatement of the Original Credit Agreement as set forth herein.
ARTICLE II
THE CREDITS
          SECTION 2.01 Making of Additional Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Additional Term Loan Lender agrees, severally and not jointly, to make an Additional Term Loan to Borrowers on the Restatement Effective Date in a principal amount not to exceed its Additional Term Loan Commitment.
          Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

          SECTION 2.02 Loans.
          (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their applicable Term Loan Commitments, and each LC Loan required to be made pursuant to Section 2.18(e)(ii) shall be made by the LC Lenders from their Credit-Linked Deposit ratably in accordance with their LC Commitment; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
          (b) Subject to Sections 2.11 and 2.12, each Term Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as Parent may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Parent shall not be entitled to request any Term Borrowing that, if made, would result in more than three Eurodollar Term Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Parent in the applicable Borrowing Request or, if a Term Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Term Borrowing), and at least 2 hours prior to the time (in the case of any ABR Term Borrowing), of any Term Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Term Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Term Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the other Term Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Term Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
          (e) Notwithstanding any other provision of this Agreement, Parent shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03 Borrowing Procedure. To request the Term Borrowing, Borrowers shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
          (a) the aggregate amount of such Term Borrowing;
          (b) the date of such Term Borrowing, which shall be a Business Day;
          (c) whether such Term Borrowing is to be an ABR Term Borrowing or a Eurodollar Term Borrowing;
          (d) in the case of a Eurodollar Term Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
          (e) the location and number of the account of the Borrowers to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and
          (f) that the conditions set forth in Sections 4.01(h), (i) and (j) have been satisfied as of the date of the notice.
          If no election as to the Type of Term Borrowing is specified, then the requested Term Borrowing shall be a Eurodollar Term Borrowing having an Interest Period as specified in clause (c) of the proviso to the definition of Interest Period. If no Interest Period is specified with respect to the requested Eurodollar Term Borrowing, then Borrowers shall be deemed to have selected an Interest Period as specified in clause (c) of the proviso to the definition of Interest Period. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Term Borrowing.
          SECTION 2.04 Evidence of Debt; Repayment of Loans.
          (a) Promise to Repay. Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.09.
          (b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.

          (c) Promissory Notes. Any Lender by written notice to Borrowers (with a copy to the Administrative Agent) may request that Term Loans made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit I. Thereafter, the Term Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.05 Fees.
          (a) Administrative Agent Fees. Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon among Borrowers and the Administrative Agent (the “Administrative Agent Fees”).
          (b) LC Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of each LC Lender a facility fee (the “LC Facility Fee”) equal to the product of (x) the sum of (A) the Applicable Margin with respect to LC Facility Fee and (B) the Credit-Linked Deposit Cost Amount and (y) the amount of such Lender’s Credit-Linked-Deposit. The LC Facility Fee relating to Credit Linked Deposits made on the Closing Date (I) as of the Closing Date shall accrue at all times from the Closing Date until the Maturity Date and (II) Credit Linked Deposits made on the Restatement Effective Date shall accrue at all times from the Restatement Effective Date until the Maturity Date and in each case shall be due and payable on each Interest Payment Date with respect to Credit-Linked Deposits, and on any date on which any Credit-Linked Deposit is terminated and the funds therein returned to such Lenders.
          (c) LC Fronting Fees. Borrowers agree to pay to each Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.1875% per annum on the average daily aggregate outstanding face amount of all Letters of Credit issued (or deemed issued) by such Issuing Bank during the period from and including the Closing Date (in the case of Letters of Credit issued (or deemed issued) on the Closing Date) or the Restatement Effective Date (in the case of Letters of Credit issued (or deemed issued) on the Restatement Effective Date), in each case to but excluding the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the LC Commitments terminate. Any such fees accruing after the date on which there ceases to be any LC Exposure shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Facility Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

          SECTION 2.06 Interest on Loans.
          (a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
          (b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
          (c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount and all Loans shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to the ABR Term Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
          SECTION 2.07 Termination of Loan and Reduction of Commitments and Credit Linked Deposits.
          (a) Termination of Commitments. The Additional LC Commitments and the Additional Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Restatement Effective Date. Notwithstanding the foregoing, the Additional LC Commitments and the Additional Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on June 1, 2007, if the initial Credit Extension under this Agreement shall not have occurred by such time.
          (b) Optional Terminations and Reductions of Credit-Linked Deposits. At their option, Borrowers may at any time terminate, or from time to time permanently reduce, the Credit-Linked Deposits; provided that (i) each reduction of the Credit-Linked Deposits shall be in an amount that is (x) an integral multiple of $1.0 million and not less than $5.0 million or (y) the aggregate amount of the Credit-Linked Deposits then outstanding and (ii) the Credit-Linked Deposits shall not be terminated or reduced if, after giving effect thereto, the aggregate amount of LC Exposures would exceed the aggregate amount of Credit-Linked Deposits. In the case of a termination or reduction of the Credit-Linked Depos-

its pursuant to the previous sentence and, so long as the LC Exposure (other than to the extent such LC Exposure is cash collateralized on terms satisfactory to the Issuing Banks and the Administrative Agent) as of the Maturity Date shall not exceed zero, at the Maturity Date, the Administrative Agent shall return to the LC Lenders, from the Credit-Linked Deposit Account in accordance with their respective Pro Rata Percentages.
          (c) Notice. Parent shall notify the Administrative Agent in writing of any election to terminate or reduce the Credit-Linked Deposits under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Parent pursuant to this Section 2.07(c) shall be irrevocable; provided that a notice of termination of the Commitments delivered by Parent may state that such notice is conditioned upon the effectiveness of other credit facilities, debt or equity issuances, asset sales or other funding transactions, in which case such notice may be revoked by Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Credit-Linked Deposits shall be permanent.
          SECTION 2.08 Interest Elections.
          (a) Generally. Each (x) Term Borrowing shall on the Closing Date or the Restatement Effective Date, as applicable, be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and (y) LC Loan shall on the date such LC Loan is made have an Interest Period equal to the Interest Period then prevailing on the Credit-Linked Deposits. In the case of each Borrowing, Parent may thereafter elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Parent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Parent shall not be entitled to request any conversion or continuation that, if made, would result in more than three Eurodollar Borrowings outstanding hereunder at any one time.
          (b) Interest Election Notice. To make an election pursuant to this Section, Parent shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent (i) in the case of the conversion of an ABR Borrowing to a Eurodollar Borrowing or the continuation of a Eurodollar Borrowing for an additional Interest Period, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed conversion or continuation and (ii) in the case of the conversion of a Eurodollar Borrowing to an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed conversion. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting
     (ii) Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iv) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (v) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Parent shall be deemed to have selected an Interest Period of one month’s duration.
          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (c) Automatic Continuation of Eurodollar Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrowers, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09 Amortization of Term Borrowings and Payment of all Loans on Maturity Date. Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Scheduled Repayment Date”) a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(g)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Loans shall be due and payable on the Maturity Date.
          SECTION 2.10 Optional and Mandatory Prepayments of Loans and Mandatory Cash Collateralization of Letters of Credit.
          (a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section; provided that each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million or the outstanding principal amount of such Borrowing.
          (b) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Parent or any of its Subsidiaries (or (x) in the case of any Net Cash Proceeds received by any Subsidiary that is not a Loan Party pursuant to Section 6.06(b)(ii), within five Business Days of the date a Loan Party receives or is required to receive under Section 6.06(b)(ii) such Net Cash Proceeds and (y) in the case of any marketable securities received in consideration of such Asset Sale pursuant to Section 6.06(b)(iii)(y), within five Business Days of the date Parent or a Subsidiary receives or is required to receive pursuant to Section 6.06(b)(iii)(y) cash or Cash Equivalents upon the sale or other disposition of such marketable securities for, or other conversion thereof into, cash or Cash Equivalents), Borrowers shall make prepayments and cash collateralizations in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
     (i) no such prepayment or cash collateralization shall be required under this Section 2.10(b)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (e), (f), (g), (h) or (i) (other than clause (v) of such clause (i)), (B) the disposition of property which constitutes a Casualty Event or (C) Asset Sales for fair market value resulting in no more than $2.0 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $5.0 million in Net Cash Proceeds in any fiscal year of Parent; and
     (ii) so long as no Event of Default shall then exist or would arise therefrom, to the extent that the aggregate of such Net Cash Proceeds of Asset Sales does not exceed (x) $50.0 million for the fiscal year of Parent ending on December 31, 2007, (y) $37.5 million for the fiscal year of Parent ending on December 31, 2008 and (z) $25.0 million for each fiscal year of Parent ending on or after December 31, 2009, such Net Cash Proceeds shall not be required to be so applied on such date to the extent that Parent shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be used to make capital expenditures within 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so used within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment or cash collateralization as otherwise provided in this Section 2.10(b).
          (c) Debt Issuances; Disqualified Capital Stock Issuances; Structured Securities Issuances. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Disqualified Capital Stock Issuance by Parent or any of its Subsidiaries or any Structured Securities Issuance, Borrowers shall make prepayments and cash collateralizations in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.
          (d) Equity Issuance. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance (other than any Structured Securities Issuance), Borrowers shall make prepayments and cash collateralizations in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 50% of such Net Cash Proceeds.
          (e) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Parent or any of its Subsidiaries, Borrowers shall make prepayments and cash collateralizations in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
     (i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to make other capital expenditures, no later than 365 days following the date of receipt of such proceeds; and
     (ii) if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment or cash collateralization as otherwise provided in this Section 2.10(e).

          (f) Excess Cash Flow. No later than ten Business Days after the date on which the financial statements with respect to any fiscal year of Parent in which an Excess Cash Flow Period occurs are or are required to be delivered pursuant to Section 5.01(a), Borrowers shall make prepayments and cash collateralizations in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to (A) 50% of Excess Cash Flow for such Excess Cash Flow Period then ended minus (B) any voluntary prepayments of Loans and any voluntary reductions of the Credit-Linked Deposits under Section 2.07(b), in each case other than voluntary prepayments or reductions funded with the proceeds of Indebtedness or other Credit-Linked Deposits or similar deposits under a letter of credit facility; provided that if (x) Parent elects, in its sole discretion, to have the period described in clause (i) of the definition of Excess Cash Flow Period be an Excess Cash Flow Period and (y) the prepayment or cash collateralization required to be made under this Section 2.10(f) from Excess Cash Flow for such Excess Cash Flow Period is not made due to a failure to comply with Section 5.01(d)(iii) for such Excess Cash Flow Period, such prepayment or cash collateralization shall only be required to be made upon the earlier of (x) the date that such Section 5.01(d)(iii) is complied with for such Excess Cash Flow Period and (y) October 31, 2008.
          (g) Application of Prepayments. Prior to any optional or mandatory prepayment hereunder, Parent shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h), subject to the provisions of this Section 2.10(g). Any prepayments of Term Loans pursuant to Section 2.10(a), (b), (c), (d), (e) or (f) shall be applied to reduce scheduled prepayments required under Section 2.09, on a pro rata basis among the prepayments remaining to be made on each other Scheduled Repayment Date. After application of mandatory prepayments of Term Loans described above in this Section 2.10(g) and to the extent there are Net Cash Proceeds or Excess Cash Flow remaining after such application, Borrowers shall (i) first, prepay outstanding LC Loans until all outstanding LC Loans have been paid in full and (ii) second, cash collateralize outstanding Letters of Credit, without notice or demand, by depositing on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the LC Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid LC Facility Fees as of such date.
          Amounts to be applied pursuant to this Section to the prepayment of Term Loans shall be applied to reduce outstanding ABR Term Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans. Amounts to be applied pursuant to this Section to the prepayment of LC Loans shall be applied to reduce outstanding ABR LC Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar LC Loans. Notwithstanding the foregoing, if the amount of any prepayment of Term Loans required under this Section shall be in excess of the aggregate principal amount of the ABR Term Loans at the time outstanding (to the extent that such excess does not exceed the aggregate principal amount of the Eurodollar Term Loans at the time outstanding, an “Excess Term Loan Prepayment Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Term Loans shall be immediately prepaid and, at the election of Parent, the Excess Term Loan Prepayment Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Term Loans on the last day of the then next-expiring Interest Period for Eurodollar Term Loans; provided that (i) interest in respect of such Excess Term Loan Prepayment Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Term Loan Prepayment Amount is intended to repay until such Excess Term Loan Prepayment Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Term Loan Prepayment Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13. Notwithstanding the foregoing, if the amount of any prepayment of LC Loans required under this Section shall be in excess of the amount of the ABR LC Loans at the time outstanding (an “Excess LC Loan

Prepayment Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR LC Loans shall be immediately prepaid and, at the election of Parent, the Excess LC Loan Prepayment Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar LC Loans on the last day of the then next-expiring Interest Period for Eurodollar LC Loans; provided that (i) interest in respect of such Excess Term Loan Prepayment Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess LC Loan Prepayment Amount is intended to repay until such Excess LC Loan Prepayment Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess LC Loan Prepayment Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.
          (h) Notice of Prepayment. Parent shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be (i) an integral multiple of $1.0 million and not less than $5.0 million or (ii) the aggregate principal amount of the Loans of the applicable Class then outstanding, in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
          (i) Prepayment Premium. If any prepayment of Loans under Section 2.10(a) or 2.10(c) (other than from the Net Cash Proceeds of Structured Securities) or reduction of Credit-Linked Deposits under Section 2.07(b) on or prior to the first anniversary of the Closing Date is made with Indebtedness or proceeds of credit-linked deposits having an effective interest rate or facility fees less than those applicable to the Loans or Credit-Linked Deposits at the time of such prepayment or reduction, or if any Lender is prepaid its Loans and returned its Credit Linked Deposits in connection with a replacement of such Lender pursuant to Section 10.02(d) solely because such Lender shall not have consented to an amendment to this Agreement that would lower such interest rate or fees, then such prepayment shall be accompanied by a premium payable by Borrowers equal to 1% of the principal amount of the Loans so prepaid or Credit-Linked Deposits so reduced or returned.
          SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
     (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.12 Yield Protection.
          (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Bank or such Lender’s or such Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or such Issuing Bank, Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or any Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Parent shall be conclusive absent manifest error. Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
          SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan or reduction or termination of any Credit-Linked Deposits earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or reduction or termination of any Credit-Linked Deposits earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or make, reduce or terminate any Credit-Linked Deposit on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan or Credit-Linked Deposit earlier than the last day of the Interest Period applicable thereto as a result of a request by Parent pursuant to Section 2.16(b) (other than a request in respect of a Requesting Lender), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or Credit-Linked Deposit, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan or Credit-Linked Deposit had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan or Credit-Linked Deposit, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan or Credit-Linked Deposit), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Parent (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 5 Business Days after receipt thereof.
          SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Payments Generally. Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan

Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.
          (b) Pro Rata Treatment.
     (i) Each payment by Borrowers of interest, LC Facility Fees and premium in respect of the Loans or Credit-Linked Deposit shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.
     (ii) Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders and each payment on account of principal of LC Loans or return of Credit-Linked Deposits shall be allocated among the LC Lenders pro rata based on the principal amount of the LC Loans or the amount of Credit-Linked Deposits, respectively, held by the LC Lenders.
          (c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties; provided that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).
          (d) Sharing of Set-Off. If any Lender (and/or any Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements or Credit Linked Deposits to any assignee or participant, other than to any Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.
          (e) Borrowers Default. Unless the Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that Borrowers will not make such payment, the Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.15 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (c) Indemnification by Borrowers. Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable
     (i) duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party which exempts such Foreign Lender from U.S. withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Foreign Lender,
     (ii) duly completed original copies of Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of such Foreign Lender’s trade or business in the United States and exempt from U.S. withholding tax,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit M, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Parent within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made.
          (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which either Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of the Administrative Agent, such Lender or such Is-

suing Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrowers the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
          SECTION 2.16 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrowers shall be conclusive absent manifest error.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder (any such Lender, a “Requesting Lender”), or if Parent exercises its replacement rights under Section 10.02(d), then Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (i) Borrowers shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Credit-Linked Deposits, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), assuming for this purpose (in the case of a Lender being replaced pursuant to Section 10.02(d)) that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts including any amount pursuant to Section 2.10(i));
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

     (iv) such assignment does not conflict with applicable Requirements of Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Parent to require such assignment and delegation cease to apply.
          SECTION 2.17 Credit-Linked Deposits.
          (a) To request the funding of the Credit-Linked Deposit Account, Borrowers shall deliver, by hand delivery or telecopier, a duly completed and executed and irrevocable funding request to the Administrative Agent by 11:00 a.m., New York City time, on the Business Day of the requested funding of the Credit-Linked Deposits containing substantially the same information as is required in clauses (a) and (b) of Section 2.03 in respect of the Borrowing Requests for Term Borrowings. Each LC Lender agrees, severally and not jointly, to remit to the Administrative Agent on the Restatement Effective Date, an amount equal to such LC Lender’s Additional LC Commitment as its Credit-Linked Deposit to be made on the Restatement Effective Date. The Administrative Agent shall deposit all such amounts received by it into the Credit-Linked Deposit Account promptly upon receipt thereof. Each LC Lender irrevocably and unconditionally agrees that its Credit-Linked Deposit shall be available (i) to pay to the Issuing Banks such Lender’s Pro Rata Percentage of any Reimbursement Obligations in respect of any Letter of Credit that is not reimbursed by Borrowers and (ii) to fund such Lender’s LC Loans, in each case, pursuant to Section 2.18(e)(ii).
          (b) No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Credit-Linked Deposit Account or to exercise any other right or power with respect thereto. Each LC Lender agrees that its right, title and interest in and to the Credit-Linked Deposit Account shall be limited to the right to require its Credit-Linked Deposit to be applied as provided in Section 2.18(e)(ii) and that it will have no right to require the return of its Credit-Linked Deposit other than as expressly provided herein. Each LC Lender hereby acknowledges that (i) its Credit-Linked Deposit constitutes payment for its participations in Letters of Credit issued, deemed issued or to be issued hereunder, (ii) its Credit-Linked Deposit and any investments made therewith shall secure its obligations to the Issuing Banks hereunder (each LC Lender hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, a security interest in its Credit-Linked Deposit and all of its rights in the Credit-Linked Deposit Account to secure its obligations under this Section and agrees that the Administrative Agent, as holder of the Credit-Linked Deposits and any investments made therewith, will be acting as collateral agent for the Issuing Banks) and (iii) the Issuing Banks will be issuing (in the case of UBS AG, Stamford Branch, subject to the limitations set forth in the definition “Issuing Banks” set forth in Section 1.1), amending, renewing and extending Letters of Credit in reliance on the availability of such Lender’s Credit-Linked Deposit to discharge such Lender’s obligations in connection with any Reimbursement Obligations in respect thereof in accordance with Section 2.18(e). Each Issuing Bank hereby appoints the Administrative Agent as its collateral agent for the purpose of holding the Credit-Linked Deposits, any investments made therewith and the Credit-Linked Deposit Account. The Administrative Agent hereby grants a security interest to the Issuing Banks in all of its rights, title and interest to the Credit-Linked Deposit Account. The funding of the Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Issuing Banks and the LC Lenders with respect to the funding obligations of such Lenders under this Agreement, and the Credit-Linked Deposits do not constitute assets of, or loans or extensions of credit to, any Loan Party. Without limiting the generality of the foregoing, (i) each party hereto acknowledges and agrees that the Credit-Linked Deposits are and at all times will continue to be property of the LC Lenders, and that no amount on deposit at any time in the Credit-Linked Deposit Account shall be the property of any Loan Party, constitute “Collateral” under the Credit Documents (except the Credit-Linked Deposits will serve as collateral to the extent contemplated in clause (ii) above) or otherwise be available in any manner to satisfy any Obligations of any Loan Party under the Credit Documents other than the LC Obligations that do not consist of LC Loans and (ii) the obligation to return the Credit-Linked Deposits to the LC Lenders is solely an obligation of the Administrative Agent, and none of Parent or any of its Subsidiaries shall have any liability or obligation in respect of the principal amount of the Credit-Linked Deposits.
          (c) Each of Borrowers, the Administrative Agent, the Issuing Banks and the LC Lenders hereby acknowledges and agrees that each LC Lender is making its payment on the Restatement Effective Date pursuant to Section 2.17(a) to be paid into the Credit-Linked Deposit Account for application in the manner contemplated by Section 2.18(e)(ii). The Administrative Agent agrees (except during periods when such Credit-Linked Deposits, or funds applied by or on behalf of an Issuing Bank against such Credit-Linked Deposits, are used to cover LC Disbursements under Letters of Credit) to direct the investment of the Credit-Linked Deposits as follows: (i) the Administrative Agent shall invest the Credit-Linked Deposits in such investments as the Administrative Agent shall from time to time determine and (ii) on the last Business Day of such Interest Period the Administrative Agent shall disburse to the LC Lenders in accordance with their Pro Rata Percentages the amount of the interest for such Interest Period on the Credit-Linked Deposits held by it at the rate equal to the Adjusted LIBOR Rate for such Interest Period minus the Credit-Linked Deposit Cost Amount.
          (d) With respect to any Interest Period during which an LC Loan is deemed made, the Administrative Agent shall determine the amount of interest payable by the Borrowers on such LC Loan for the portion of such Interest Period during which such LC Loan is outstanding and the amount of interest payable by the Administrative Agent on the Credit-Linked Deposits during such Interest Period pursuant to the applicable provisions of this Agreement, and such determination shall be conclusive absent manifest error.
          SECTION 2.18 Letters of Credit
          (a) General. Subject to the terms and conditions set forth herein, Borrowers may request an Issuing Bank, and such Issuing Bank agrees, to issue Letters of Credit for Parent’s own account or for the account of a Subsidiary of Parent in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the LC Availability Period; provided that Borrowers shall be co-applicants, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary of Parent, provided further that the Borrowers only may request UBS AG, Stamford Branch, to issue Letters of Credit to replace Existing Letters of Credit issued by UBS AG, Stamford Branch that are outstanding on the Restatement Effective Date and or to amend, renew or extend such Letters of Credit. No Issuing Bank shall have an obligation to issue, and Borrowers shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the aggregate amount of the Credit-Linked Deposits. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrowers to, or entered into by Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrowers shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank), an LC Request to the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the applicable Issuing Bank) and the Administrative Agent.

          A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the applicable Issuing Bank:
     (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);
     (ii) the amount thereof;
     (iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);
     (iv) the name and address of the beneficiary thereof;
     (v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrowers shall be co-applicants, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);
     (vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;
     (vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder;
     (viii) with respect to Letters of Credit issued for the account of a Subsidiary (other than BE LLC) only, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, including the information described in Section 10.13; and
     (ix) such other matters as the applicable Issuing Bank may require.
          A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the applicable Issuing Bank:
     (i) the Letter of Credit to be amended, renewed or extended;
     (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);
     (iii) the nature of the proposed amendment, renewal or extension;
     (iv) with respect to Letters of Credit issued for the account of a Subsidiary (other than BE LLC) only, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, including the information described in Section 10.13; and
     (v) such other matters as the applicable Issuing Bank may require.
If requested by an Issuing Bank, the Borrowers also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the aggregate amount of the Credit-Linked Deposits and (ii)(x) for Letters of Credit issued on the Closing Date, the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied and (y) for Letters of Credit issued after the Closing Date, no Event of Default under Section 8.01(a), (b), (h) or (i) shall have occurred and be continuing. Unless an Issuing Bank shall agree otherwise, no Letter of Credit issued by such Issuing Bank shall be in an initial amount less than $25,000.
          Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each LC Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). On the first Business Day of each calendar month, each Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit issued by such Issuing Bank and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each LC Lender.
          On, and effective as of, the Closing Date, each Existing Letter of Credit shall be deemed to have been issued hereunder.
          (c) Expiration Date.
     (i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date.
     (ii) If the applicable Borrower so requests in any Letter of Credit Request, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the LC Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that such Issuing Bank shall not permit any such renewal if an Event of Default under Section 8.01(a), (b), (h) or (i) has occurred and is continuing at the time of such renewal.
          (d) Participations. By the issuance, or deemed issuance, of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby irrevocably grants to each LC Lender, and each LC Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such LC Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. Notwithstanding anything to the contrary in any Loan Document, the sole funding obligation of each LC Lender in respect of (i) the Existing LC Commitment has been satisfied in full on the Closing Date by the making on the Closing Date of such LC Lender’s Credit-Linked Deposit relating to such LC Lender’s Existing LC Commitment and (ii) the Additional LC Commitment be satisfied in full on the Restatement Effective Date by the making on the Restatement Effective Date of such LC Lender’s Credit-Linked Deposit relating to such LC Lender’s Additional LC Commitment.
          (e) Reimbursement.
     (i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by it, Borrowers shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrowers shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrowers prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrowers receive such notice; provided that if such reimbursement is not made and an LC Loan may be made as set forth below, Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting LC Loan.
     (ii) In the event that an Issuing Bank makes any LC Disbursement and Borrowers shall not have repaid such amount in full to such Issuing Bank pursuant to Section 2.18(e)(i), such Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall use its commercially reasonable efforts to notify each LC Lender of such failure, and the Administrative Agent shall apply from the Credit-Linked Deposits toward such LC Disbursement each LC Lender’s Pro Rata Percentage of such LC Disbursement from the Credit-Linked Deposit Account. In the event the Administrative Agent applies the Credit-Linked Deposits to LC Disbursements under a Letter of Credit pursuant to the preceding sentence, Borrowers shall have the right (provided no Event of Default under Section 8.01(a), (b), (h) or (i) shall have occurred and be continuing) to pay over to the Administrative Agent in reimbursement thereof an amount equal to the full amount of such LC Disbursements, and such payment shall be applied by the Administrative Agent in accordance with clause (ii) of the immediately following sentence. Promptly following receipt by the Administrative Agent of any payment by Borrowers in respect of any LC Disbursement under a Letter of Credit, the Administrative Agent shall distribute such payment (i) if no payments in respect of such LC Disbursement have been made from the Credit Linked Deposits, to such Issuing Bank or (ii) to the extent payments have been made from the Credit-Linked Deposits, to the Credit-Linked Deposit Account with respect to such Letter of Credit to be added to the Credit-Linked Deposits held by the Administrative Agent. Borrowers acknowledge that each payment made pursuant to this paragraph in respect of any unreimbursed payment is required to be made for the benefit of the applicable Issuing Bank indicated in the immediately preceding sentence; provided that, if no Event of Default under Section 8.01(a), (b), (h) or (i) shall have occurred and be continuing, then any payment made from the Credit-Linked Deposit Account pursuant to this paragraph to reimburse such Issuing Bank for any unreimbursed payment shall be deemed an extension of term loans made on such date by each LC Lender ratably in accordance with its Pro Rata Percentage of the Credit-Linked Deposits (such term loans, the “LC Loans”), and the amount so funded shall reduce the Credit-Linked Deposits.
          (f) Obligations Absolute. The Reimbursement Obligation of Borrowers as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrowers hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Parent and its Subsidiaries. None of the Agents, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable Requirements of Law) suffered by Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly give written notice to the Administrative Agent and Borrowers of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrowers of their Reimbursement Obligation to such Issuing Bank and the LC Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).
          (h) Interim Interest. If the applicable Issuing Bank shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made or the amount of such LC Disbursement is satisfied out of the Credit Linked Deposits, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrowers reimburse such LC Disbursement or such LC Disbursement is repaid with a Credit-Linked Deposit, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any LC Lender pursuant to Section 2.18(e)(ii) to reimburse such Issuing Bank shall be for the account of such LC Lender to the extent of such payment.
          (i) Resignation or Removal of an Issuing Bank. UBS AG, Stamford Branch, may resign as Issuing Bank at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrowers. Any other Issuing Bank may, so long as there shall remain at least one Issuing Bank hereunder other than UBS AG, Stamford Branch, resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrowers. An Issuing

Bank may be replaced at any time by written agreement among Borrowers, each Agent, the replaced Issuing Bank and the successor Issuing Bank. An additional Issuing Bank may be designated at any time by written agreement among the Borrowers, each Agent and such additional Issuing Bank, and the Lenders hereby consent and authorize, notwithstanding any requirements of Section 10.02 to the contrary, Borrowers, the Administrative Agent, the Issuing Banks and any such additional or replacement the Issuing Bank, to enter into any amendment or supplement to the Loan Documents to effectuate the addition of or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank or the designation of any additional Issuing Bank. From and after the effective date of any such resignation, replacement or addition, as applicable, (i) the successor or any additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor or additional Issuing Bank and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigned or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
          (j) Other. No Issuing Bank shall be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it.
          No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:
          SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a valid and binding agreement of such Loan Party, and each Note, when executed and delivered by the Borrowers, will constitute a valid and binding obligation of each Borrower, in each case, enforceable against the loan Parties party thereto or the Borrowers, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally, concepts or reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except for violations that would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate, or result in a default or require any consent or approval under, any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or requirements that would not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
          SECTION 3.04 Financial Statements; Projections.
          (a) Historical Financial Statements. Parent has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent (i) as of and for the fiscal years ended December 31, 2004 and 2005, audited by and accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for each fiscal quarter of 2006 and for the fiscal year ended December 31, 2006, in each case, certified by the chief financial officer of Parent. To the best of the Company’s knowledge after due inquiry, subject to (in the case of financial statements for non-annual periods and for the fiscal year ended December 31, 2006) year-end audit adjustments, the effect of events subsequent to the Closing Date and lack of footnotes, such financial statements are presented in accordance with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods to, which they relate.
          (b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), to the best of the Company’s knowledge after due inquiry, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect. Since December 31, 2006, to the best of the Company’s knowledge after due inquiry, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

          (c) Operating Metrics and Cost Metrics. The operating metrics and cost metrics delivered pursuant to Section 4.01(e)(i) of the Original Credit Agreement were prepared in good faith by the Loan Parties.
          (d) Projections and Forecasts. The projections and forecasts of financial performance of Parent and its subsidiaries included in the Confidential Information Memorandum have been prepared in good faith by Borrowers and based on assumptions believed by Borrowers to be reasonable.
          SECTION 3.05 Properties.
          (a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose and except for such Liens, irregularities, invalidities and deficiencies that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted, except in each case where failure to be in such order, condition or repair or lack of required property would not reasonably be expected to result in a Material Adverse Effect.
          (b) Real Property. Schedule 6 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in Real Property owned by any Company as of the Closing Date.
          (c) Collateral. Except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06 Intellectual Property.
          (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          (b) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 10(a) or 10(b) to the Perfection Certificate, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(b) or except for such violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.07 Equity Interests and Subsidiaries.
          (a) Equity Interests. Schedules 1(a) and 8 to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Loan Parties and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of Equity Interests of any Subsidiary of Parent held by any Loan Party on the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable. All Equity Interests of BE LLC are owned directly by Parent. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
          (b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.
          SECTION 3.08 Litigation; Compliance with Laws. Except as disclosed in Parent’s filings with the Securities and Exchange Commission prior to the Closing Date, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          SECTION 3.09 [Reserved].
          SECTION 3.10 Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.
          SECTION 3.11 Investment Company Act. No Company is required to register as an “investment company” under the Investment Company Act of 1940.
          SECTION 3.12 Taxes. Each Company has (a) timely filed or caused to be timely filed all U.S. federal Tax Returns and all state, local and foreign Tax Returns required to have been filed by it except where the failure to do so would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect (taking into consideration the accruals made in respect of taxes), and all Tax Returns that have been filed are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect (taking into consideration the accruals made in respect of taxes).
          SECTION 3.13 No Material Misstatements. The information furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or contained in the Confidential Information Memorandum (other than general economic or general industry information), taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
          SECTION 3.14 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately after the Restatement Effective Date, (a) the fair value of the properties of Parent and its Subsidiaries will exceed their debts and liabilities, subordinated, contingent or otherwise, in each case determined on a consolidated basis; (b) the present fair saleable value of the property of Parent and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, in each case determined on a consolidated basis; (c) Parent and its Subsidiaries will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, in each case determined on a consolidated basis; and (d) Parent and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business was conducted on the Closing Date and is proposed to be conducted following the Restatement Effective Date.
          SECTION 3.15 Employee Benefit Plans. Each Company and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where the failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company, except for such liabilities or Liens that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.
          To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for such failures to maintain or be in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Company has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 3.15, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan in an amount that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued, except where the failure to be so accrued, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.16 Environmental Matters.
          Except as set forth in Schedule 3.16 or except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:
          (a) The Companies and their businesses and operations are in compliance with, and, to the knowledge of the Companies, the Companies have no liability under, any applicable Environmental Law;
          (b) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, and all such Environmental Permits are valid and in good standing;
          (c) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of the Companies, formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability to the Companies under any applicable Environmental Law;
          (d) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or to the knowledge of the Companies formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and, to the knowledge of the Companies, there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;
          (e) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
          (f) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or, to the knowledge of the Companies, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
          (g) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies; and
          (h) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, report ing, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law.
          SECTION 3.17 Insurance. Schedule 3.17 sets forth a true, complete and correct description of all material policies of insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except in each case for failures that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations, except where the failure to have such insurance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.18 Security Documents.
          (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 5 to the Perfection Certificate and (ii) upon the delivery to or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by delivery or control (which delivery to or control by the Collateral Agent shall be provided to the extent delivery to or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Security Agreement (other than Liens on Money, Excluded Accounts, Intellectual Property to the extent that the perfection of a security interest therein requires that a filing be made outside the United States or with the United States Patent and Trademark Office or the United States Copyright Office and Letters of Credit and Letter of Credit Rights not constituting Supporting Obligations in respect of other Collateral (each capitalized term used in this parenthetical phase having the meaning set forth in the Security Agreement)) shall be perfected (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or any security interest the perfection of which requires filing in the real estate recording office of any jurisdiction), in each case subject to no Liens other than Permitted Liens.
          (b) PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interests created under the Security Agreement in all right, title and interest of the grantors thereunder in Patents issued by or applied for with, and Trademarks (each as defined in the Security Agreement) registered or applied for with, the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered with the United States Copyright Office, as the case may be, in each case properly listed in such filing, will be perfected to the extent that a filing in such offices is sufficient to effect such perfection, in each case subject to no Liens other than Permitted Liens.
          SECTION 3.19 Anti-Terrorism Law. (a) No Loan Party is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
          (b) No Loan Party is any of the following:

     (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) Except to the extent that the same would not reasonably be expected to result in a Material Adverse Effect, no Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.20 Subordination of Debentures. The Secured Obligations and Guaranteed Obligations are “Designated Senior Debt” within the meaning of each of the Debenture Documents.
ARTICLE IV
CONDITIONS TO CREDIT EXTENSIONS
          SECTION 4.01 Conditions to Credit Extension on the Restatement Effective Date. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension and any Credit Extension requested to be made by it on the Restatement Effective Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section.
          (a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of this Agreement and, for each Term Loan Lender that shall have requested a Note at least one Business Day prior to the Restatement Effective Date, each such Note.
          (b) Corporate Documents. The Administrative Agent shall have received:
     (i) a “bring-down” certificate as to the good standing of each Loan Party as of the Restatement Effective Date, from such Secretary of State (or other applicable Governmental Authority); and
     (ii) such other documents as the Lenders, the Issuing Banks or the Administrative Agent may reasonably request.

          (c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by an executive officer of Parent, confirming compliance with the conditions precedent set forth in Sections 4.01(h), (i) and (j).
          (d) Opinion of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Banks, a written opinion of Davis Polk & Wardwell, special counsel for the Loan Parties (A) dated the Restatement Effective Date, (B) addressed to the Agents, the Issuing Banks and the Lenders and (C) covering the matters set forth in Exhibit L and such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
          (e) Fees. The Arranger, Administrative Agent and Collateral Agent shall have received all Fees and other amounts due and payable on or prior to the Restatement Effective Date, including reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel llp, special counsel to the Administrative Agent) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document, in each case to the extent invoiced at least one Business Day before the Restatement Effective Date.
          (f) USA Patriot Act. The Lenders shall have received, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.
          (g) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit (other than the deemed issuance of Existing Letters of Credit), the applicable Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b).
          (h) No Default. At the time of and immediately after giving effect to the Credit Extensions to be made on the Restatement Effective Date, no Default shall have occurred and be continuing.
          (i) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of the Credit Extensions to be made on the Restatement Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (j) No Material Adverse Change. Since December 31, 2006, no change shall have occurred that has had or could reasonably be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of Parent and its Subsidiaries, taken as a whole.
          Borrowers shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in this Section have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS
Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than amounts in respect of indemnification, expense reimbursement, tax gross-up or yield protection, for which no claim has been made) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
          SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:
          (a) Annual Reports. As soon as available and in any event (x) for the fiscal year of Parent ended December 31, 2006, by July 31, 2007, (y) for the fiscal year of Parent ending December 31, 2007, within 150 days after the end of such fiscal year, and (z) for each fiscal year of Parent ending on or after December 31, 2008, within 60 days after the end of such fiscal year, (i) the consolidated balance sheet of Parent as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of Ernst & Young LLP, other “big four” independent public accountants or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent as of the dates and for the periods specified in accordance with GAAP and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations of Parent for such fiscal year, as compared to amounts for the previous fiscal year (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-K);
          (b) Quarterly Reports. As soon as available and in any event (u) for each of the first three fiscal quarters of the fiscal year ended December 31, 2006, by July 31, 2007, (v) for the fiscal quarter ended March 31, 2007, 150 days after the end of the fiscal quarter, (w) for the fiscal quarter ending June 30, 2007, 120 days after the end of such fiscal quarter, (x) for the fiscal quarter ending September 30, 2007, 90 days after the end of such fiscal quarter, (y) for the fiscal quarters ending March 31, 2008 and June 30, 2008, 60 days after the end of such fiscal quarter and (z) for the fiscal quarter ending September 30, 2008 and for the first three fiscal quarters of each fiscal year thereafter, 40 days after the end of such fiscal quarter, (i) the consolidated balance sheet of Parent as of the end of such fiscal quarter and the related consolidated statement of income for such fiscal quarter and the related consolidated statement of income and cash flows for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Parent as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to absence of footnotes, year-end audit adjustments, the effects of events subsequent to the end of such fiscal quarter and, for fiscal quarters ending prior to October 31, 2008, the existence and effect of those material weaknesses in internal controls disclosed in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and (ii) a narrative report and management’s discussion and analysis, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being understood that the information required by clauses (i) and (ii) may be furnished in the form of a Form 10-Q);
          (c) Monthly Operating Metrics and Cost Metrics. For each month ending on or prior to October 31, 2008, as soon as available and in any event within 45 days following the end of each such month, the following operating metrics: billable hours, bookings, utilization, employee turnover (with break-outs for managing director turnover) and the following cost metrics: operating, corporate and infrastructure expenses, with such operating metrics broken out by Securities and Exchange Commission reporting segments and such cost metrics broken out by geographical regions;
          (d) Financial Officer’s Certificate and Other Deliverables. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), (A) a Compliance Certificate certifying that no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income, and (B) a schedule of the aggregate amount of outstanding loans and advances permitted under Section 6.04(d); (ii) concurrently with any delivery of operating metrics and cost metrics under Section 5.01(c), a certificate of a Financial Officer stating that such metrics have been prepared in good faith by Parent and (iii) within 10 Business Days after the delivery of financial statements under Section 5.01(a) for any fiscal year ended on or after (x) December 31, 2008 and (y) if, but only if, Parent elects to make the period referred to in clause (i) of the definition of Excess Cash Flow Period an Excess Cash Flow Period, December 31, 2007, a calculation of Parent’s Excess Cash Flow for such fiscal year;
          (e) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;
          (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials (other than registration statements on Form S-8 and any exhibits) filed by Parent with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its stockholders or holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;
          (g) Budgets. Within 60 days after the beginning of each fiscal year, a budget for Parent including balance sheets, statements of income and cash flow statements, for each fiscal quarter of such fiscal year, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of Parent to the effect that the budget of Parent is a reasonable estimate for the periods covered thereby; and
          (h) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

          SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within ten Business Days after any Responsible Officer becomes aware thereof):
          (a) any Default that has occurred and is continuing, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; and
          (b) the filing or commencement of any material action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (i) seeking damages in excess of $5.0 million against any Company or (ii) with respect to any Loan Document.
          SECTION 5.03 Existence; Businesses and Properties.
          (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do or cause to be done such things, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated, except where the failure to so maintain or operate, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and except in the case of filings of periodic and other reports, proxy statements and other materials required to be made with the Securities and Exchange Commission under the Exchange Act and other applicable securities laws prior to October 31, 2008 (provided that, on October 31, 2008, each Loan Party shall have filed all such reports required to have been filed as of or prior to such date); and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do such things, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

          SECTION 5.04 Insurance.
          (a) Generally. Maintain such insurance, to the extent and against such risks are customary for companies in the same or similar businesses operating in the same or similar locations as Parent and its Subsidiaries.
          (b) Requirements of Insurance. All such property and general liability insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of general liability insurance) or loss payee (in the case of property insurance), as applicable.
          (c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          (d) Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.
          SECTION 5.05 Obligations and Taxes.
          (a) Payment of Obligations. Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become more than 90 days delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books reserves in accordance with GAAP and, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien or (y) the failure to pay would not reasonably be expected to result in a Material Adverse Effect.
          (b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it, except where the failure to so file, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit, except where the failure to withhold, collect or remit, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.06 Employee Benefits. Except where failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $20.0 million a statement of a Financial Officer of Parent setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
          SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings. Except, prior to October 31, 2008, as may be affected by the existence of those material weaknesses in internal controls disclosed in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2005, keep proper books of record and account in which full, true and correct entries in material conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the property of such Company at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants); provided that, (i) unless an Event of Default shall have occurred and be continuing, the Borrowers shall only be required to reimburse the Lenders for the costs and expenses of one such visit per fiscal year of Parent and (ii) representatives of Parent shall be given reasonable prior notice of, and representatives of Parent shall be permitted to participate in, any such discussions with any such advisors as independent accountants.
          SECTION 5.08 Use of Proceeds. Use the proceeds of the Term Loans issued on the Closing Date for general corporate purposes (including, without limitation, to effect the Refinancing and in connection with the performance of any government contracts, subcontracts or proposals) and pay fees, commissions and expenses related to the Refinancing, use the proceeds of the Additional Term Loans for general corporate purposes (including, without limitation, in connection with the performance of any government contracts, subcontracts or proposals) and use Letters of Credit to support the general corporate purposes of Parent and its Subsidiaries.
          SECTION 5.09 Compliance with Environmental Laws; Environmental Reports. Except where such failure to comply, obtain, renew or conduct, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, comply and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and reserves are being maintained with respect to such circumstances in accordance with GAAP.
          SECTION 5.10 Additional Collateral; Additional Guarantors.
          (a) Subject to this Section, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof)

(i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.
          (b) With respect to any person that is or becomes a Subsidiary (other than a Foreign Subsidiary that is not a direct Subsidiary of a Loan Party or an Immaterial Subsidiary) after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that constitute certificated securities and that are held by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) unless such Subsidiary is an Excluded Company, cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.10(b) shall not include more than 65% of the Voting Stock of an Excluded Foreign Company.
          (c) Promptly grant to the Collateral Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $10.0 million as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any new Mortgage against such after-acquired Real Property (including a title policy or local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) and, to the extent already existing, a survey in respect of such Real Property).
          SECTION 5.11 [Reserved].

          SECTION 5.12 Information Regarding Collateral.
          (a) Not effect any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.
          (b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Parent certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, required to have been filed under the Security Documents have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction in which any such filing is so required.
          SECTION 5.13 Maintenance of Ratings. If requested by the Administrative Agent, on and after October 31, 2008, use commercially reasonable efforts to cause the Loans and Borrowers’ corporate credit to be rated by Standard & Poor’s Ratings Group and the Loans and Borrowers’ corporate family to be rated by Moody’s Investors Service Inc. (but not in any such case to maintain a specific such rating).
          SECTION 5.14 Post-Closing Collateral Matters. Within the 45 days after the Closing Date (which date may be extended by the Collateral Agent in its sole discretion):
          (a) the Loan Parties and the applicable banks, Securities Intermediaries and Commodity Intermediaries shall have executed and delivered Control Agreements in respect of (i) their Deposit Accounts (other than Excluded Accounts) and (ii) their Securities Accounts and Commodity Accounts with a value, in the case of any such Securities Account or Commodity Account, in excess of $500,000; and
          (b) the Loan Parties shall have executed and delivered Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements covering all Patents, Trademark and Copyrights registered with, or issued by, the United States Patent and Trademark Office or the Untied States Copyright Office and held by such Loan Parties on the Closing Date.
ARTICLE VI
NEGATIVE COVENANTS
          Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document

(other than amounts in respect of indemnification, tax gross up, expense reimbursement or yield protection for which no claim has been made) have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:
          SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness or Disqualified Capital Stock, except
          (a) Indebtedness incurred under this Agreement and the other Loan Documents;
          (b) (i) Indebtedness outstanding on the Closing Date and, to the extent that the principal amount of any such Indebtedness exceeds $100,000, listed on Schedule 6.01(b) (including the Debentures) and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, and (B) in the case of any such Indebtedness in respect of the Debentures or other Subordinated Indebtedness, (1) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (2) the covenants, events of default, subordination, interest rates and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;
          (c) Indebtedness under Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;
          (d) Indebtedness permitted by Section 6.04(e);
          (e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $15.0 million at any time outstanding;
          (f) Indebtedness incurred by Foreign Subsidiaries for ordinary course in an aggregate principal amount not to exceed $25.0 million at any time outstanding;
          (g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting bids or, performance or bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);
          (h) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section of any Company (subject, in the case of Contingent Obligations of Loan Parties in respect of Indebtedness of Subsidiaries that are not Loan Parties, to the limitations set forth in Section 6.04(e)(iv));
          (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

          (j) Indebtedness arising in connection with the endorsement of instruments for deposit in the ordinary course of business;
          (k) Indebtedness of Foreign Subsidiaries in respect of letters of credit in the ordinary course of business not supporting Indebtedness for borrowed money;
          (l) Permitted Subordinated Indebtedness;
          (m) unsecured Indebtedness of any Company in an aggregate amount not to exceed $20.0 million at any time outstanding; provided that no more than an aggregate of $5.0 million thereof may be incurred at Companies that are not Loan Parties; and
          (n) Subordinated Indebtedness of any Loan Party in an aggregate amount not exceed $20.0 million at any time outstanding.
          SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
          (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP;
          (b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
          (c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);
          (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
          (e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

          (f) Liens (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established to the extent required by GAAP;
          (g) Leases of the properties of any Company granted by such Company to third parties, in each case entered into in the ordinary course of such Company’s business;
          (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
          (i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed or improved pursuant to such Indebtedness and do not encumber any other property of any Company;
          (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
          (k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;
          (l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;
          (m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
          (n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
          (o) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens do not secure the Debentures or any Indebtedness incurred pursuant to Section 6.01(e), (l), (m) or (n);

          (p) Liens incurred in the ordinary course of business with respect to obligations that do not in the aggregate exceed $10.0 million at any time outstanding;
          (q) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
          (r) Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law; and
          (s) Liens deemed to exist in connection with set-off rights in the ordinary course of Borrowers’ and their Subsidiaries’ business;
          provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.
          SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.
          SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
          (a) Investments outstanding on the Closing Date and, to the extent that any such Investment has a value in excess of $100,000, identified on Schedule 6.04(a);
          (b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business and (v) make prepayments and deposits to suppliers in the ordinary course of business;
          (c) Hedging Obligations permitted under Section 6.01(c);
          (d) loans and advances to directors, employees and officers of Borrowers and their respective Subsidiaries in the ordinary course of business for bona fide business purposes in the furtherance of their duties in such capacities; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;
          (e) Investments (i) by any Company in either Borrower or any Guarantor or other Person that will become a Guarantor upon the making of such Investments, (ii) by any Company in any Person that, in connection with an Investment that is a Permitted Acquisition, becomes a Guarantor, (iii) by a Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor or a Person that will become a Subsidiary that is not a Guarantor upon the making of such Investment, (iv) by a Loan Party in any Subsidiary of Parent that is not a Loan Party or any Person that will become a Subsidiary of

Parent that is not a Loan Party upon the making of such Investment; provided that the aggregate amount of Investments made under this clause (iv) shall not exceed $25.0 million during any fiscal year of Parent and (v) Investments by Loan Parties in Foreign Subsidiaries in an amount not to exceed at any time the amount of cash previously or simultaneously repatriated from Foreign Subsidiaries after the Closing Date, which cash shall at all times be maintained in one or more separate segregated bank accounts of the Loan Parties which shall contain only such cash repatriated from Foreign Subsidiaries, provided that no Event of Default exists at the time any Investment is made pursuant to this clause (v) or would result therefrom;
          (f) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
          (g) Investments made by either Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
          (h) contributions by any Loan Party of Equity Interests in any Excluded Foreign Company or Foreign Subsidiary to any other Excluded Foreign Company or Foreign Subsidiary;
          (i) Borrower and the Subsidiaries may sell or transfer assets and acquire assets to the extent permitted by Sections 6.05, 6.06 and 6.07;
          (j) Permitted Acquisitions and earnest money required in connection with and to the extent permitted by Permitted Acquisitions;
          (k) Loan Parties may hold Investments to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;
          (l) Investments by the Borrowers in the form of the Barents Group Loans;
          (m) Investments held in the BearingPoint, Inc. Deferred Compensation Plan and other Investments as part of compensation arrangements not exceeding $10.0 million in the aggregate during the term of this Agreement;
          (n) Investments in deposit accounts or securities accounts opened in the ordinary course of business; provided such deposit accounts and securities accounts are subject to Control Agreements if required hereunder or under the Security Agreement;
          (o) any cash transfer by a Loan Party to an Excluded Foreign Company (each, a “Cash Transfer”); provided that:
     (i) the purpose of such Cash Transfer shall be to enable an Excluded Foreign Company to make payment to one or more of the Loan Parties, including payment of interest on an outstanding intercompany loan payable by an Excluded Foreign Company to one or more of the Loan Parties;
     (ii) within five Business Days following the date of such Cash Transfer an Excluded Foreign Company returns the cash in an amount equal to the amount of such Cash Transfer to one or more of the Loan Parties; and

     (iii) the amount of Cash Transfers pursuant to this subsection (o) outstanding at any time shall not exceed $25.0 million (or in the case of the one-time Cash Transfers involving United Kingdom Subsidiary or Subsidiaries of Parent, $60.0 million);
          (p) Loan Parties may capitalize or forgive any Indebtedness owed to them by other Loan Parties;
          (q) Investments by the Loan Parties in deposit accounts in banks located outside the United States, in a total amount not to exceed $20.0 million in the aggregate at any time during the term of this Agreement;
          (r) at any time, so long as no Event of Default shall have occurred and be continuing or would result therefrom, Investments in an aggregate amount not to exceed the Available Amount at such time minus any amounts expended pursuant to Section 6.08(f), Section 6.07(e) or Section 6.10(a)(ii) at such time;
          (s) Investments to the extent that the consideration therefor consists of Qualified Capital Stock of Parent; and
          (t) other Investments in an aggregate amount not to exceed $15.0 million at any time outstanding.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to either Borrower or any Guarantor.
          SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) Asset Sales in compliance with Section 6.06;
     (b) acquisitions in compliance with Section 6.07;
     (c) any Company may merge or consolidate with or into any other Company; provided that (i) if Parent is a party thereto, Parent shall be the survivor of such merger or consolidation, (ii) if BE LLC is a party to any such merger or consolidation (other than a merger or consolidation referred to in clause (i) above), BE LLC shall be the survivor of such merger or consolidation and (iii) if any Guarantor is a party to any such merger or consolidation (other than a merger or consolidation referred to in clause (i) or (ii) above), the survivor of such merger or consolidation shall be a Guarantor; and
     (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect.
          To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section with respect to the sale of any Collateral, or any Collateral is sold or otherwise transferred as permitted by this Section, such Collateral (unless sold or otherwise transferred to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section, the Agents shall take all actions reasonably requested by any Company in order to effect the foregoing.
          SECTION 6.06 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
     (a) disposition of used, worn out, obsolete or surplus property by any Company and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
     (b) Any Asset Sale; provided that (i) the aggregate consideration received in respect of such Asset Sale is at least equal to the fair market value of the assets and/or Equity Interests sold in such Asset Sale, (ii) if such consideration is received by a Subsidiary that is not a Loan Party (so long as such consideration is permitted to held by such Subsidiary under Section 6.04), such consideration shall be transferred to a Loan Party within 30 days of receipt provided, however, that so long as the proceeds of such Asset Sale may be used to make capital expenditures pursuant to Section 2.10(b)(ii) hereof, no such transfer to a Loan Party shall be required, and (iii) at least 80% of the consideration received in such Asset Sale is in the form of cash or Cash Equivalents (with cash or Cash Equivalents including for such purpose (x) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of Parent or any Subsidiary of Parent that is expressly assumed by the transferee in such Asset Sale and with respect to which Indebtedness Parent or such Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, (y) marketable securities that are sold or otherwise disposed of for, or otherwise converted to, cash or Cash Equivalents within 60 days of their receipt and (z) any Equity Interests redeemed or repurchased pursuant to Section 6.08(g));
     (c) leases and licenses of real or personal property in the ordinary course of business;
     (d) sales or other dispositions of Cash Equivalents;
     (e) mergers and consolidations in compliance with Section 6.05;
     (f) Investments in compliance with Section 6.04;
     (g) Liens permitted under Section 6.02;
     (h) discounts or forgiveness of accounts receivable in the ordinary course of business or in connection with collection or compromise thereof; and
     (i) (i) sales of equipment or software procured on behalf of a customer in the ordinary course of business, (ii) sales of equipment to the extent that such property is exchanged for credit against the purchase price of similar replacement property, (iii) sales by any Excluded Foreign Company to another Excluded Foreign Company, (iv) licenses of intellectual property rights by the Borrowers or any Subsidiary in the ordinary course of business, (v) dispositions by the Borrowers or any Subsidiary thereof of assets acquired in connection with any transaction permitted by Section 6.04 or 6.07 that the Borrowers or such Subsidiary intended to sell at the time of such transaction shall be permitted; provided that the aggregate fair market value of such assets does not exceed 15% of the aggregate purchase price paid in connection with such transaction (including, without limitation, all cash payments, Indebtedness and other obligations assumed, earn-out payments (valued at an amount to be agreed upon between Borrowers and the Adminis-

trative Agent), seller financing, deferred payments or equity issued), (vi) sales by any Loan Party to any other Loan Party and (vii) sales by a Loan Party to an Excluded Foreign Company or Foreign Subsidiary of Equity Interests in another Excluded Foreign Company or Foreign Subsidiary for cash or other assets or in exchange for, or in retirement of, intercompany Indebtedness;
          To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section with respect to the sale of any Collateral, or any Collateral is sold or otherwise transferred as permitted by this Section, such Collateral (unless sold or otherwise transferred to a Loan Party) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section, the Agents shall take all actions they deem appropriate in order to effect the foregoing.
          SECTION 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;
     (b) Investments in compliance with Section 6.04;
     (c) leases of real or personal property in the ordinary course of business;
     (d) Permitted Acquisitions;
     (e) at any time so long as no Event of Default shall have occurred and be continuing or would result therefrom, acquisitions the aggregate Acquisition Consideration for which does not exceed the Available Amount at such time minus any amounts expended pursuant to Section 6.04(r), 6.08(f) or 6.10(a)(ii) at such time; and
     (f) mergers and consolidations in compliance with Section 6.05.
          SECTION 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
     (a) any Subsidiary of a Borrower (i) may pay Dividends to a Borrower or any Wholly Owned Subsidiary of a Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of a Borrower, may pay Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary);
     (b) payments to Parent to permit Parent, and the subsequent use of such payments by Parent, to repurchase or redeem Qualified Capital Stock of Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $1.0 million;

     (c) so long as no Event of Default exists or would result therefrom, Parent may pay Dividends, in an amount not to exceed during any fiscal year, $5.0 million less any amounts paid during such fiscal year pursuant to Section 6.08(e), pursuant to and in accordance with stock option plans or other benefit plans or arrangements for directors, officers or employees of Parent or its Subsidiaries;
     (d) so long as no Event of Default exists or would result therefrom, Parent may repurchases its capital stock upon exercise of options or warrants solely to the extent that shares of such capital stock represent a portion of the exercise price of such options or warrants (or withholding taxes in connection therewith;
     (e) so long as no Event of Default exists or would result therefrom, Parent may make cash payments, in an amount not to exceed during any fiscal year, $5.0 million less any amounts paid during such fiscal year pursuant to Section 6.08(c), in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent;
     (f) at any time, so long as no Event of Default shall have occurred and be continuing or would result therefrom, Parent may pay cash Dividends on its Equity Interests in an aggregate amount not to exceed the Available Amount at such time minus any amounts expended pursuant to Section 6.04(r), 6.07(e) or 6.10(a)(ii) at such time; and
     (g) in connection with the disposition of a Subsidiary in an Asset Sale permitted pursuant to Section 6.06, redemptions or repurchases of Equity Interests of Parent held by employees of Parent or one of its Subsidiaries that will be employed by such Subsidiary following such Asset Sale, so long as (x) the only consideration granted for such redemptions or repurchases is Equity Interests of such Subsidiary so disposed of in such Asset Sale and (y) the aggregate fair market value of all of the Equity Interests so redeemed or repurchased pursuant to this Section 6.08(g) shall not exceed $30.0 million.
          SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrowers and one or more Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
     (a) Dividends permitted by Section 6.08;
     (b) Investments permitted by Sections 6.04(d), (e) and (h);
     (c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of Parent;
     (d) transactions with customers, clients, suppliers, subcontractors, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

     (e) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.09(e) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;
     (f) sales of Qualified Capital Stock of Parent to Affiliates of Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;
     (g) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Parent;
     (h) the Transactions as contemplated by the Loan Documents; and
     (i) in connection with any Asset Sale permitted pursuant to Section 6.06(b), Parent and one or more of its Subsidiaries shall be permitted to enter into transition services, ongoing cooperation, joint marketing, project performance or other similar types of agreements with the purchaser or the business unit disposed of (so long as such purchaser is not an Affiliate of Parent due to its holdings of Equity Interests in Parent) in such Asset Sale, so long as any such agreements are on commercially reasonable terms (in the reasonable judgment of Parent) in light of the fact that they are entered into between a seller and a purchaser of a business.
          SECTION 6.10 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:
     (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any of the Debentures or any other Subordinated Indebtedness (including any Structured Securities), except as (i) otherwise permitted by this Agreement or (ii) at any time, so long as no Event of Default shall have occurred and be continuing or would result therefrom, payments, prepayments, redemptions and acquisitions in an aggregate amount not to exceed the Available Amount at such time minus any amounts expended pursuant to Section 6.04(r), 6.07(e) or 6.08(f) at such time;
     (b) amend or modify, or permit the amendment or modification of, any provision of the Debentures any other Subordinated Indebtedness or any document governing any Debentures or any other Subordinated Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders; or
     (c) terminate, amend or modify any of its Organizational Documents (including by the filing or modification of any certificate of designation or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that (i) Parent may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.12 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests and (ii) the Organizational Documents of a Subsidiary of Parent may be terminated in connection with a merger or consolidation permitted under Section 6.05.
          SECTION 6.11 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by either Borrower or any Subsidiary, or pay any Indebtedness owed to either Borrower or a Subsidiary, (b) make loans or advances to either Borrower or any Subsidiary or (c) transfer any of its properties to either Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Debenture Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of either Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming either Subsidiary of either Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; (xiv) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with the provisions of this Agreement; or (xv) customary restrictions and conditions contained in purchase money Indebtedness or Capital Leases, to the extent such Indebtedness or Capital Lease is permitted to be incurred pursuant to Section 6.01.
          SECTION 6.12 Limitation on Issuance of Capital Stock. No Subsidiary of Parent shall issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrowers or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of either Borrower formed after the Closing Date in accordance with Section 6.13 may issue Equity Interests to either Borrower or the Subsidiary which is to own such Equity Interests; (iii) Parent’s Subsidiaries may issue common stock that is Qualified Capital Stock to Parent or a Subsidiary of Parent; and (iv) any issuance of Equity Interests of a Subsidiary in connection with the conversion or exchange of Structured Securities. All

Equity Interests issued in accordance with this Section 6.12 shall, to the extent required by Section 5.10 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.
          SECTION 6.13 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, either Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of such Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.10(b) shall be complied with.
          SECTION 6.14 Business. Engage (directly or indirectly) in any business other than those businesses in which Parent and its Subsidiaries are engaged on the Closing Date as described in the Confidential Information Memorandum (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
          SECTION 6.15 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP or any Requirement of Law or the rules or regulations of any Governmental Authority with whom the Companies engage in business or propose or bid to engage in business or that are agreed to by Parent’s independent certified public accountants; provided that nothing in this Section will affect or waive the requirement to deliver financial statements under Section 5.01 in accordance with GAAP to the extent required by Section 5.01.
          SECTION 6.16 Fiscal Year. Change its fiscal year-end to a date other than December 31.
          SECTION 6.17 No Further Negative Pledge . Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Debenture Documents as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of either Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

ARTICLE VII
GUARANTEE
          SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, each Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, upon demand, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
     (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien or security interest granted to, or in favor of, an Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
     (v) the release of any other Guarantor pursuant to Section 7.09.

          The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and any notices not provided for under Article VII, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against either Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between each Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against either Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
          SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of either Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
          SECTION 7.04 Subrogation; Subordination. A Guarantor that makes a payment with respect to any Guaranteed Obligations hereunder shall be subrogated to the rights of the payee against the Borrowers with respect to such payment; provided that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement no Guarantor shall exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against either Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
          SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
          SECTION 7.06 [Reserved]
          SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

          SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
          SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, any Guarantor shall cease be a Subsidiary of Parent (a “Transferred Guarantor”) such Transferred Guarantor shall, upon ceasing to be such a Subsidiary, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of any Equity Interests in such Guarantor no longer held by a Borrower or another Guarantor the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section in accordance with the relevant provisions of the Security Documents, so long as Borrowers shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate that such Guarantor’s ceasing to be a Subsidiary of Parent complied with the relevant provisions of Agreement.
          SECTION 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks and the Lenders for the full amount guaranteed by such Guarantor hereunder.
ARTICLE VIII
EVENTS OF DEFAULT
          SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document, or any representation or warranty, contained in any report, certificate, finan-

cial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or furnished;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) (with respect to the Borrowers only) or 5.08 or in Article VI;
     (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above or Section 5.01(a), (b), (c) or (d) or the first sentence of Section 5.07) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent to either Borrower;
     (f) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.01(a), (b), (c) or (d) or the first sentence of Section 5.07 on or after October 31, 2008 (whether for a period before or after such date) and such default shall have continued unremedied or shall not be waived prior to the later of (x) 30 days after notice thereof from the Administrative Agent to either Borrower and (y) October 31, 2008;
     (g) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than an Immaterial Subsidiary), or of a substantial part of the property of any Company (other than an Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Company (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any

Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) admit in writing its inability or fail generally to pay its debts as they become due; or (vii) take any action for the purpose of effecting any of the foregoing;
     (j) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $20.0 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
     (k) except as set forth in Schedule 3.14, one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $20.0 million;
     (l) any security interest or Lien purported to be created by any Security Document on any material portion of the Collateral shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by either Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or
     (n) there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to either Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to either Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other

Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Parent, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrowers and do not give Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
          SECTION 8.03 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments un-

der Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and
     (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (f) of this Section, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
          SECTION 9.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with either Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
     (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
     (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to

Parent or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by either Borrower, a Lender or an Issuing Bank.
          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
          Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.
          SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 75 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify Parent and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arrangers, Syndication Agent, Documentation Agent or listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank hereunder.

ARTICLE X
MISCELLANEOUS
          SECTION 10.01 Notices.
          (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)    if to any Loan Party, to Parent at:
BearingPoint, Inc.
8725 West Higgins Road
Chicago, Illinois 60631
Attention: Laurent Lutz
Telecopy No.: (773) 304-3194
Email: laurent.lutz@bearingpoint.com
with a copy to:
BearingPoint, Inc.
1676 International Drive
McLean, Virginia 22102
Attention: Judy Ethell
Telecopy No.: (703) 747-6057
Email: judy.ethell@bearingpoint.com
(ii)   if to the Administrative Agent or the Collateral Agent, to it at:
UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Christopher Gomes
Telecopier No.: (203) 719-4176
Email: christopher.gomes@ubs.com
(iii)  if to an Issuing Bank, to the applicable Issuing Bank as follows:
Wells Fargo Foothill, LLC
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404
Attention: Patrick McCormack
Telecopier No.: (310) 453-7446
Email: patrick.mccormack@wellsfargo.com
or

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Christopher Gomes
Telecopier No.: (203) 719-4176
Email: christopher.gomes@ubs.com
     (iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
          (d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communi-

cations”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at christopher.gomes@ubs.com or at such other e-mail address(es) provided to Parent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.
          To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Parent shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.
          Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
          SECTION 10.02 Waivers; Amendment.
          (a) Generally. No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on either Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Required Consents. Subject to Sections 10.02(c), (d) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Administrative Agent (and, prior to the occurrence of a Successful Syndication, UBS Loan Finance LLC) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent (and, prior to the occurrence of a Successful Syndication, UBS Loan Finance LLC), the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
     (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
     (ii) reduce the principal amount or premium of any Loan, LC Disbursement or Credit-Linked Deposit or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));
     (iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Letter of Credit beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;
     (iv) permit the assignment or delegation by either Borrower of any of its rights or obligations under any Loan Document (except in the case of BE LLC, in connection with a transaction pursuant to Section 605(c)(i)), without the written consent of each Lender;
     (v) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;
     (vi) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);
     (vii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a) and 2.18(d), without the written consent of each Lender directly affected thereby;
     (viii) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Required Lenders);
     (ix) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required LC Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any con sent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;
     (x) change the application of prepayments as among or between Classes under Section 2.10(g), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(g));
     (xi) change or waive the application of prepayments of Term Loans of any Class set forth in Section 2.10(g) to the remaining scheduled amortization payments to be made thereon under Section 2.09, without the written consent of the Required Class Lenders of such Class;
     (xii) subordinate the Obligations to any other obligation, without the written consent of each Lender;
     (xiii) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent; or
     (xiv) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the applicable Issuing Bank;
provided, further, that any waiver, amendment or modification prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) may not be effected without the written consent of the Arranger.
          (c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
          (d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the con-

sent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Parent shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Parent elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.
          (e) Certain Amendments without Lender Consent. Notwithstanding anything to the contrary contained in this Section 10.02, if the Administrative Agent and Parent shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of any Loan Document, then the Administrative Agent and/or the Collateral Agent (acting in their sole discretion) and the Borrowers or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
          SECTION 10.03 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.
          (b) Indemnification by Borrowers. Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) each Lender and each Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consumma-

tion of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by either Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Banks or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), an Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), an Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total LC Exposure, outstanding Loans and Credit-Linked Deposits at the time.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
          (e) Payments. All amounts due under this Section shall be payable promptly (and in no event later than 10 Business Days) after demand therefor.

          SECTION 10.04 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by either Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that
     (i) except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans or Credit-Linked Deposits by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Parent otherwise consent (each such consent not to be unreasonably withheld or delayed);
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;
     (iii) in the case of an assignment of any portion of the LC Facility, (A) assignment of any portion of the LC Facility must include an assignment of an equal portion of such Lender’s interest in its Credit-Linked Deposit, the LC Loans and participations in LC Obligations and (B) the Credit-Linked Deposit of the assignor LC Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with this Agreement to satisfy such assignee’s obligations hereunder; and
     (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section and, so long as no Event of Default has occurred and is continuing, the consent of Parent, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent, each Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, any Issuing Bank, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, either Borrower, the Administrative Agent or the Issuing Banks sell participations to any person (other than a natural person or either Borrower or any of either Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Administrative Agent and the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be enti-

tled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
          (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Parent’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefits of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of either Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and any that the Agents, the Issuing Banks or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, except in each case to the extent otherwise provided in Section 1.06. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, then each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or such Issuing Bank to or for the credit or the account of either Borrower or any other Loan Party against any and all of the obligations of such Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document then due to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such other Loan Party are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or owing such obligations. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and such Issuing Bank may have. Each Lender and each Issuing Bank agrees to notify Parent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
          SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          (b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

          (c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
          SECTION 10.10 Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of either Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than either Borrower. For purposes of this Section, “Information” shall mean all information received from either Borrower or any of its Subsidiaries relating to such Borrower any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from Parent or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any person re-

quired to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
          SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrowers and the Guarantors, which information includes the name, address and tax identification number of Borrowers and the Guarantors and other information regarding Borrowers and the Guarantors that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.
          SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 10.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrowers and the Administrative Agent.
          SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
          (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
          (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
          (d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
          (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

          (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
          SECTION 10.17 Joint and Several Obligations. All Loans made and Letters of Credit issued hereunder are made to or for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the agreement of the other Borrower to accept joint and several liability for the Obligations. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full payment when due and performance of all Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations, and warranties made or undertaken by each Borrower under the Loan Documents and the Borrowers agree that such liability is independent of the duties, obligations, and liabilities of each of the joint and several Borrowers. In furtherance of the foregoing, each Borrower jointly and severally, absolutely and unconditionally guarantees to the Administrative Agent, the Collateral Agent and the Lenders the full payment and performance when due of all the Obligations.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BEARINGPOINT, INC., as a Borrower
By:	/s/ Harry L. You
	Name:	Harry L. You
	Title:	CEO

BEARINGPOINT, LLC, as a Borrower
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT AMERICAS, INC.
BEARINGPOINT GLOBAL OPERATIONS, INC.
BEARINGPOINT GLOBAL, INC.
BEARINGPOINT INTERNATIONAL I, INC.
BEARINGPOINT USA, INC.
OAD ACQUISITION CORP.
OAD GROUP, INC.
PEATMARWICK, INC.
METRIUS, INC.
SOFTLINE ACQUISITION CORP.
SOFTLINE CONSULTING & INTEGRATORS, INC.,
as Guarantors

By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT BG, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT ENTERPRISE HOLDINGS, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

[AMENDED AND RESTATED CREDIT AGREEMENT]

BEARINGPOINT TECHNOLOGY PROCUREMENT SERVICES, LLC as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT ISRAEL, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT PUERTO RICO, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT RUSSIA, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

BEARINGPOINT SOUTH PACIFIC, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

[AMENDED AND RESTATED CREDIT AGREEMENT]

BEARINGPOINT SOUTHEAST ASIA, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

i2 MID ATLANTIC, LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

i2 NORTHWEST LLC, as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

PELOTON HOLDINGS, L.L.C., as a Guarantor
By:	/s/ Judy Ethell
	Name:	Judy Ethell
	Title:	President

[AMENDED AND RESTATED CREDIT AGREEMENT]

UBS SECURITIES LLC, as Arranger, Syndication Agent and Documentation Agent
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

UBS AG, STAMFORD BRANCH, as an Issuing Bank, Administrative Agent and Collateral Agent
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

[CREDIT AGREEMENT]

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Gavin Balera
	Name:	Gavin Balera
	Title:	Authorized Signatory

[CREDIT AGREEMENT]

WELLS FARGO FOOTHILL, LLC, as an Issuing Bank
By:	/s/ Patrick McCormack
	Name:	Patrick McCormack
	Title:	Vice President

[CREDIT AGREEMENT]

UBS LOAN FINANCE LLC, as the sole Original Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

[CREDIT AGREEMENT]

Annex I
Amortization Table

Term Loan
Date	Amount

June 30, 2007	$750,000
September 30, 2007	$750,000
December 31, 2007	$750,000
March 31, 2008	$750,000
June 30, 2008	$750,000
September 30, 2008	$750,000
December 31, 2008	$750,000
March 31, 2009	$750,000
June 30, 2009	$750,000
September 30, 2009	$750,000
December 31, 2009	$750,000
March 31, 2010	$750,000
June 30, 2010	$750,000
September 30, 2010	$750,000
December 31, 2010	$750,000
March 31, 2011	$750,000
June 30, 2011	$750,000
September 30, 2011	$750,000
December 31, 2011	$750,000
March 31, 2012	$750,000
Maturity Date	$285,000,000

Annex I-1